UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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First Solar, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Solar, Inc.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

April 11, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 annual meeting of stockholders of First Solar, Inc. to be held on Wednesday, May 23, 2012 at 9:00 a.m., local time, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2011 Annual Report to Stockholders (the “2011 Annual Report”) with this proxy statement. We encourage you to read our 2011 Annual Report. It includes our audited financial statements and information about our operations, markets and products.

We have elected to provide access to our proxy materials on the internet under the Securities and Exchange Commission’s “notice and access” rules. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent the Notice to each of our stockholders providing instructions on how to access our proxy materials and our 2011 Annual Report on the internet.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote on the internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice you received in the mail.

I look forward to greeting those of you who are able to attend the annual meeting in Phoenix.

Sincerely,

Michael J. Ahearn Chairman and Interim Chief Executive Officer

FIRST SOLAR, INC.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 annual meeting of stockholders of First Solar, Inc. will be held on Wednesday, May 23, 2012, at 9:00 a.m., local time. The annual meeting will take place at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040.

The purposes of the annual meeting are as follows:

1. to elect nine members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2. to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the year ending December 31, 2012;

3. to vote upon two proposals submitted by shareholders as described in this proxy statement; and

4. to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on April 5, 2012 is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of First Solar, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, during the ten days prior to the annual meeting as well as at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Mary Beth Gustafsson
Executive Vice President, General Counsel and Secretary
April 11, 2012

Your vote is very important.

Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Annual Meeting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

FIRST SOLAR, INC.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar” or the “Company”), for use at the annual meeting of the Company’s stockholders to be held on Wednesday, May 23, 2012, at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, commencing at 9:00 a.m., local time, and at any adjournment or postponement. The Notice of Internet Availability of Proxy Materials (the “Notice”) relating to the annual meeting is first being mailed to stockholders, and this proxy statement is first being made available to stockholders, on or about April 11, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the following matters:

•	the election of nine members of our board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	the two stockholder proposals, if properly presented at the annual meeting, as described on pages 50 through 55 of this proxy statement.

The stockholders will also transact any other business that may properly come before the annual meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “Commission”), we may furnish proxy materials, including this proxy statement and our 2011 Annual Report to Stockholders (the “2011 Annual Report”), to our stockholders by providing access to such documents on the internet instead of mailing printed copies. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors, (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and (3) “AGAINST” each of the stockholder proposals described on pages 50 through 55 of this proxy statement.

Who is entitled to vote?

The record date for the annual meeting is April 5, 2012. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, with a par value of $0.001 per share. Each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 86,717,135 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most First Solar stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by First Solar. As the stockholder of record, you have the right to grant your voting proxy directly to First Solar or to vote in person at the annual meeting. If you requested to receive printed proxy materials, First Solar has enclosed or sent a proxy card for your use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

In the election of directors, the affirmative vote of a plurality of the votes cast is required to elect the nine nominees as directors. This means that the nine nominees will be elected if they receive more affirmative votes than any other person. You may not accumulate your votes for the election of directors. Please note that brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 and each of the stockholder proposals described on pages 50 through 55 of this proxy statement requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally, by telephone or by electronic communication, without additional compensation.

How do I obtain more information about the Company?

A copy of our 2011 Annual Report is available on the website http://www.envisionreports.com/fslr. Our Annual Report on Form 10-K for the year ended December 31, 2011 is available on our investor relations website at http://investor.firstsolar.com under “SEC Filings.” You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 by writing to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281; Email: investor@firstsolar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 23, 2012

This Proxy Statement and our 2011 Annual Report are available at http://www.envisionreports.com/fslr.

A Note About the Company Website

Although we include references to our website (www.firstsolar.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures will typically be included within the Investor Relations section of our website. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CORPORATE GOVERNANCE

We adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Commission and The NASDAQ Stock Market (“NASDAQ”). The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com under “Investors — Corporate Governance.” At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Independence

The board of directors has determined that the following directors and director nominee are “independent” as required by applicable laws and regulations, by the listing standards of NASDAQ and by our corporate governance guidelines: Richard D. Chapman, Craig Kennedy, James F. Nolan, William J. Post, J. Thomas Presby, Paul H. Stebbins, Michael Sweeney and José H. Villarreal. The board of directors has also concluded that the members of each of the audit, compensation, nominating and governance and project development risk committees are “independent” in accordance with these same standards.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chairman, chief executive officer, chief financial officer and all of our associates in the finance organization. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com under “Investors — Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Composition

Our board of directors is currently composed of eight directors: seven independent directors and one non-independent director, our chairman of the board (who is presently serving as our interim chief executive officer). Two additional prospective directors, Richard D. Chapman and George A. (“Chip”) Hambro, have been nominated by the board of directors for election at the annual meeting, and one current independent director, José H. Villarreal, will not stand for re-election at the annual meeting.

Board of Directors Leadership Structure

The board’s current leadership structure does not separate the positions of chairman and chief executive officer. Michael J. Ahearn served as the Company’s chief executive officer and chairman of the board during 2009 until being succeeded as chief executive officer by Robert J. Gillette on October 1, 2009. Since such date, Mr. Ahearn has served as the chairman of the board, and he served as executive chairman (an executive officer position) through December 31, 2010. Effective January 1, 2011, Mr. Ahearn resigned from the executive chairman position to serve solely as our non-executive chairman. Effective as of October 25, 2011, Mr. Gillette resigned from the board in connection with his departure from the Company. On October 26, 2011, Mr. Ahearn assumed the role of interim chief executive officer in addition to his role as chairman of the board.

Although the roles of chief executive officer and chairman of the board are currently combined, the board has not adopted a formal policy regarding leadership structure and instead believes that the right structure should be based on the needs and circumstances of the Company, its board and its stockholders at a given point in time, and that the board should remain adaptable to shaping the leadership structure as those needs change. When Mr. Gillette was chief executive officer, the board and the nominating and governance committee determined that a structure separating the roles of chief executive officer and chairman of the board was appropriate in that Mr. Gillette was relatively new to the solar industry and Mr. Ahearn, a First Solar founder and industry veteran, could provide leadership both on public policy and at the board level. With the departure of Mr. Gillette and the willingness of Mr. Ahearn to serve as chief executive officer on an interim basis, the board determined that the current structure, with the roles of chief executive officer and chairman of the board combined, is appropriate under current Company-specific circumstances.

The Board’s Role in Risk Oversight

The Company has a comprehensive risk management process in which management is responsible for identifying and managing the Company’s risks and the board and its committees provide oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis and communicated to management during periodic management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. Further, risk assessment is embedded in the Company’s business decision making, business planning and strategic planning.

The board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The board administers this risk oversight function either through the full board or through one of its four standing committees, each of which examines various components of the Company’s enterprise risks as part of its responsibilities. The full board reviews enterprise-wide strategic risks and certain other higher risk areas on a regular basis. An overall review of risk is inherent in the board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the board, including capital expenditures, manufacturing capacity expansions, acquisitions and significant financial matters. The audit committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning system implementation, foreign currencies and the collectability of accounts receivable), legal and compliance risks and other risk management functions. The compensation committee considers risks related to the attraction and retention of talent (including management succession planning) and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The nominating and governance committee considers risks related to corporate governance practices. The project development risk committee considers risks related to our project development and related project finance activities.

Management regularly reports on risk-related matters to the board or the relevant committee thereof. Management presentations containing information regarding risks and risk management initiatives are given throughout the year in connection with board and committee quarterly and special meetings as well as other communications as needed or as requested by the board or committee. In addition, the Company’s vice president of internal audit and risk management reports to the audit committee at least once per year, and has open access to the chair of the audit committee.

Policy Regarding Hedging of Company Securities

The First Solar, Inc. Insider Trading Policy prohibits its directors and all associates, including all named executive officers, from engaging in any short sales with respect to Company securities, buying or selling puts, calls or derivatives on Company securities and purchases of Company securities on margin.

Share Ownership Requirements

In February 2010, First Solar adopted share ownership guidelines pursuant to which the Company’s executive officers and non-associate directors were afforded three years to achieve share holdings equal to three times their annual base salary or annual retainer, as applicable, and five times annual base salary for the chief executive officer.

Committee Composition

We have four standing committees of the board: the audit committee, the compensation committee, the nominating and governance committee and the project development risk committee. The committee membership and meetings during 2011 and the function of each of the committees are described below.

During 2011, the board of directors held nine meetings and acted by unanimous written consent three times. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he serves.

The following is a list of all directors and the committees on which the directors serve as of December 31, 2011. These committee assignments have been in effect since July 26, 2010.

Board of Directors Member	Audit Committee	Compensation Committee	Nominating and Governance Committee	Project Development Risk Committee
Michael J. Ahearn	—	—	—	—
Craig Kennedy	Member	—	—	Member
James F. Nolan	—	—	—	—
William J. Post	—	Member	—	Chair
J. Thomas Presby	Chair	—	Member	Member
Paul H. Stebbins	Member	Member	Member	Member
Michael Sweeney	—	Chair	Member	—
José H. Villarreal	—	Member	Chair	—

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers whether any non-audit services provided by the independent registered public accounting firm conflict with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2011, the audit committee held eight meetings.

J. Thomas Presby (Chair), Craig Kennedy and Paul H. Stebbins serve on our audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Mr. Presby is qualified as an audit committee financial expert within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the audit committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for the Company’s officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews at least annually the benefits strategy related to benefits for all associates. During 2011, the compensation committee held seven meetings and acted by unanimous written consent twice.

Michael Sweeney (Chair), Paul H. Stebbins, José H. Villarreal and William J. Post serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the compensation committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has been an executive officer or associate of the Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The nominating and governance committee reviews the composition and performance of the board and its committees and leads the process to assess their performance, assesses candidates for appointment to the board and recommends to the board whether such candidates should stand for election at the next meeting of stockholders. The nominating and governance committee is also responsible for reviewing and assessing the Company’s corporate governance policies and guidelines. During 2011, the nominating and governance committee held six meetings.

José H. Villarreal (Chair), J. Thomas Presby, Paul H. Stebbins and Michael Sweeney serve on our nominating and governance committee.

The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Nomination Procedures

Director nominees are recommended by the nominating and governance committee for selection by the board of directors. In considering new nominees for the board of directors, the nominating and governance committee considers qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board and the nominating and governance committee charter, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such areas as business, technology, finance and accounting, marketing, government relations and other disciplines relevant to the Company’s business; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

As indicated by these criteria, the board and the nominating and governance committee seek a diversity of background and experience among board members. The nominating and governance committee does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that, as of April 5, 2012, JCL FSLR Holdings, LLC and its affiliates control approximately 31% of our outstanding common stock and their vote has a significant influence on whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Corporate Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by the Corporate Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Stockholders may contact our Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making stockholder proposals.

Project Development Risk Committee

The project development risk committee oversees the Company’s project development and related project finance activities. During 2011, the project development risk committee held four meetings.

William J. Post (Chair), J. Thomas Presby, Paul H. Stebbins and Craig Kennedy serve on our project development risk committee.

The project development risk committee operates pursuant to a written charter and is of the view that it has complied with its charter. A copy of the project development risk committee’s charter is available on our website at www.firstsolar.com under “Investors — Corporate Governance.”

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director regarding matters related to First Solar should send the communication to:

First Solar, Inc.

Attn: Corporate Secretary

350 West Washington Street

Suite 600

Tempe, Arizona 85281

We will forward all stockholder correspondence about First Solar to the board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Stockholder Meetings

The Company does not have a policy on directors attending the annual stockholders’ meetings. Last year’s annual stockholders’ meeting was held on May 25, 2011 in Phoenix, Arizona and was attended by one director.

DIRECTORS

Members of the board of directors of the Company are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the members of the board of directors has been furnished to us by such members.

The name and certain information regarding each director and director nominee of the Company are set forth below as of April 5, 2012. There are no family relationships among directors or executive officers of the Company. Each of the following persons (other than Mr. Villarreal) has been nominated by the board of directors for election at the annual meeting. Mr. Villarreal will not stand for re-election at the annual meeting. The board of directors thanks Mr. Villarreal for his service as a director and his many contributions to the Company. In concluding that each of the following individuals (other than Mr. Villarreal) should continue to serve as director, the board considered such person’s qualifications as described below and determined that each such person would continue to provide the contributions to the board as specified below.

Name	Age	Current Position with First Solar	Director Since
Michael J. Ahearn	55	Chairman of the Board and Interim CEO	2000
Craig Kennedy	60	Director	2007
James F. Nolan	80	Director	2003
William J. Post	61	Director	2010
J. Thomas Presby	72	Director	2006
Paul H. Stebbins	55	Director	2006
Michael Sweeney	54	Director	2003
José H. Villarreal	58	Director	2007
Richard D. Chapman	58	Director nominee	—
George A. (“Chip”) Hambro	48	Director nominee	—

Michael J. Ahearn serves as Chairman and Interim Chief Executive Officer of the Company. Mr. Ahearn previously served as the Company’s chief executive officer from August 2000 to September 2009 and executive chairman from October 2009 to December 2010. Mr. Ahearn is currently Chairman and Managing Partner of True North Venture Partners, L.P., a venture capital firm he launched in 2011 to invest primarily in early stage companies in the energy, water, agriculture and waste sectors. Prior to First Solar, he was partner and president of an equity investment firm, JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. Mr. Ahearn currently serves as a member of the Board of Directors of Cox Enterprises, Inc.; a member of the Board of Trustees of Thunderbird School of Global Management; a member of the Board of Trustees of The German Marshall Fund; a member of the Board of Directors of Endeavor Global, Inc.; a member of the Global Advisory Board of Beijing Climate Policy Initiative; and a member of the Advisory Board of BDT Capital Partners. Mr. Ahearn holds a B.A. in Finance and a J.D. from Arizona State University. During his tenure as chief executive officer of First Solar, Mr. Ahearn has led the development and expansion of First Solar from a small privately-held company to a successful multinational industry-leading public company; his experience and insights are critical assets to the board of directors.

Richard D. Chapman, Director Nominee, serves as the Chief Financial Officer of Walton Enterprises, Inc., where he has worked since 1983. In this capacity, Mr. Chapman oversees all aspects of the Walton Family Office in Arkansas. Mr. Chapman currently serves on the boards of directors of the Arvest Bank Group, the holding company for a diversified financial services company; the University of Arkansas Foundation Board, where he serves on the Executive and Finance Committees; the Razorback Foundation, where he is a member of the Investment Committee; and the Fayetteville Campus Foundation of the University of Arkansas. Mr. Chapman also serves on the boards of directors of the Crystal Bridges Museum of American Art, where he sits on the Executive and Investment Committees; and the Walton Family Charitable Support Foundation. Mr. Chapman was previously a member of the Board of Managers of First Solar Holdings, LLC prior to the Company going public and JWMA (formerly True North Partners, L.L.C.), an equity investment firm. Prior to joining Walton Enterprises, Mr. Chapman worked from 1976-1983 in London, England and Little Rock, Arkansas, for the accounting firm of PricewaterhouseCoopers. A Certified Public Accountant (inactive), Mr. Chapman holds a B.S.B.A. in Accounting from the University of Arkansas. Mr. Chapman’s background in accounting and finance, as well as his many years of experience as a corporate officer, are valuable resources to the board and the Company.

George A. (“Chip”) Hambro, Director Nominee, previously held various positions at First Solar from June 2001 through June 2009, including serving as Chief Operating Officer from February 2005 through May 2007.

Prior to joining First Solar, he held the positions of Vice President of Engineering & Business Development for Goodrich Aerospace from May 1999 to June 2001 and Vice President of Operations for ITT Industries from February 1997 to May 1999. For the last five years, Mr. Hambro has been a director of both the Toledo Zoo, and Imagination Station, Toledo’s children’s science museum. Mr. Hambro currently serves on the board of directors of Soladigm, Inc., a developer of next-generation green building solutions designed to improve energy efficiency. Mr. Hambro graduated from the University of California at Berkeley with a B.A. in Physical Science (Applied Physics). Mr. Hambro provides the board with substantial experience in research and development, engineering, manufacturing, and general business matters, obtained through his work at First Solar and other companies throughout his career.

Craig Kennedy, Audit Committee; Project Development Risk Committee, was elected a director of First Solar in September 2007. Since 1995, Mr. Kennedy has been president of the German Marshall Fund, an independent American organization created in 1972 as a permanent memorial to the Marshall Plan. The German Marshall Fund sponsors a wide range of programs related to foreign, economic, immigration and environmental policy, and it operates a number of political exchanges between the United States and Europe with a special emphasis on Germany. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy serves on the boards of the nonprofit Thomas B. Fordham Foundation and the European Foundation Center. Mr. Kennedy is audit committee chair of the Invesco Van Kampen Closed-End-Funds. Mr. Kennedy holds a B.A., an M.A. and an MBA from the University of Chicago. Mr. Kennedy’s deep public policy experience and global perspective are valuable resources to the Company, as our business is impacted by public policy issues on a global scale.

James F. Nolan was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations with Solar Cells, Inc., the predecessor to First Solar, and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a PhD in Physics from the University of Pittsburgh. Mr. Nolan provides the board with extensive experience in engineering, research and development and manufacturing and process design, obtained through his work at the predecessor to First Solar and other companies throughout his career.

William J. Post, Chair, Project Development Risk Committee; Compensation Committee, was elected a director of First Solar in June 2010. Mr. Post retired as chairman and chief executive officer of Pinnacle West Capital Corporation in April 2009, and he retired from the board of directors of Pinnacle West in May 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at APS beginning in 1982 including: vice president and controller, vice president of finance and regulation, chief operating officer, president and chief executive officer. He became president of Pinnacle West in 1997, chief executive officer in 1999 and chairman of the board in 2001. Mr. Post joined the board of Arizona Public Service in 1995 and the board of Pinnacle West in 1997. Mr. Post is chairman of the board of Swift Transportation Corporation and of the Board of Trustees of Arizona State University, where he received a Bachelor of Science Degree in 1973. He also serves on the Boards of US Airways Group, Inc., Clear Energy Systems, Inc. and Blue Cross Blue Shield of Arizona. Mr. Post also currently serves on the boards of Translational Genomics Research Institute and the Thunderbird School of International Management, and has served in the past as chairman of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, and El Dorado Investment Company. He also served as a Director of Phelps Dodge Corporation from 2001 to 2007. Mr. Post brings to the board executive-level utility-sector experience, including a deep understanding of such sector within the southwestern United States, a core target market for the Company’s expanding systems business.

J. Thomas Presby, Chair, Audit Committee; Nominating & Governance Committee; Project Development Risk Committee, was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 from a 30-year career with Deloitte Touche Tohmatsu. At Deloitte, Mr. Presby held numerous positions in the United States and abroad, including the posts of deputy chairman and chief operating officer. Mr. Presby serves as a director, the audit committee chair and a member of the governance committee of World Fuel Services, Inc. Mr. Presby also serves as a director and the audit committee chair of INVESCO Ltd. and Tiffany & Co., and as a director, audit committee chair and member of the acquisition committee and the corporate governance and nominating committee of Examworks Group, Inc. Mr. Presby has previously served as a director of American Eagle Outfitters, Inc., TurboChef Technologies, Inc., PracticeWorks and GreenPoint Financial Corp. Mr. Presby is a Certified Public Accountant and holds an NACD Certificate of Director Education. Mr. Presby holds a BSEE from Rutgers University and an MBA from Carnegie Mellon University. Mr. Presby was named one of the top 100 directors for 2011 by the NACD. Mr. Presby’s experience as an audit committee chair for multiple public companies, together with his 30-year career with Deloitte Touche Tohmatsu, provide a strong background for his role as chair of the audit committee and the audit committee financial expert.

Paul H. Stebbins, Audit Committee; Compensation Committee; Nominating & Governance Committee; Project Development Risk Committee, was elected a director of First Solar in December 2006. Mr. Stebbins has served as executive chairman of World Fuel Services Corporation since January 2012. Previously, Mr. Stebbins served as the chairman and chief executive officer of World Fuel since July 2002 and has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995. Mr. Stebbins is a member of the Business Roundtable, an influential association of chief executive officers of leading U.S. companies. Mr. Stebbins brings to the board significant CEO-level experience in managing a large global energy-related publicly-traded company.

Michael Sweeney, Chair, Compensation Committee; Nominating & Governance Committee, was elected a director of First Solar in July 2003. Mr. Sweeney has served as a director of Steinway Musical Instruments, Inc. since April 2011, chairman of the board since July 2011 and president and chief executive officer since October 2011. Mr. Sweeney has served as chairman of the board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune, since September 2009. He also remains a partner in Goldner Hawn Johnson & Morrison, Inc. (GHJM), a private equity firm. Mr. Sweeney joined GHJM in 2000 and served as that firm’s managing partner from 2001 through 2008. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. Mr. Sweeney’s background in investment banking and private equity, as well as his operating company business acumen, are valuable resources to the board and the Company, particularly with respect to the board’s consideration of compensation and financial matters and strategic investments.

José H. Villarreal, Compensation Committee; Chair, Nominating & Governance Committee, was elected a director of First Solar in September 2007. Mr. Villarreal currently serves as a public policy consultant to the law firm of Akin Gump Strauss Hauer & Feld LLP and from July 1994 to January 2009 served as a partner in the firm. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance Division of the Texas Attorney General’s office. Mr. Villarreal has long been active in civic affairs and has served on the boards of numerous organizations, both public and private. He currently serves on the boards of Union Pacific Corporation, PMI Group Inc., the U.S.- Mexico Foundation, the KIPP Foundation and Teach for America, and from 1998 to 2006 he served on the board of directors of Wal-Mart Stores, Inc., where he chaired the compensation, nominating and governance committee and served as lead independent director. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. He is on the board of the U.S.-Mexico Foundation, which collaborates bi-nationally to expand opportunity for the people of Mexico, and the Center for American Progress, a Washington D.C. based think-tank. Mr. Villarreal’s background as an attorney and his experience as chair of the nominating and governance committee of a major global public company are particularly helpful in the board’s deliberation of corporate governance matters, and his public policy insights contribute to the board’s consideration of important public policy matters.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. When reviewing non-associate director compensation we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders. The table below summarizes the 2011 Non-Associate Director Compensation.

2011 Non-Associate Director Compensation (paid in equal quarterly installments)
Annual Retainer	$175,000 (consisting of $100,000 stock and $75,000 cash)
Chairs’ Additional Retainer
Non-Executive Board Chair	+$75,000 cash and $100,000 stock
Audit Committee Chair	+$35,000 cash
Other Committee Chairs	+$10,000 cash

Chairman / Chief Executive Officer

Effective as of October 25, 2011, Robert J. Gillette resigned from his position on the Company’s board of directors in connection with his termination of employment as the Company’s chief executive officer. On October 26, 2011, Michael J. Ahearn became re-employed by the Company when he transitioned from non-executive chairman of the board to chairman and interim chief executive officer and his 2011 non-associate director compensation was pro-rated accordingly. As non-executive chairman, Mr. Ahearn was authorized to rent office space from the Company at 350 West Washington Street, Tempe, AZ, at cost, and to have the services of an administrative assistant to him at the Company’s expense. The use of the office and administrative services were discontinued at Mr. Ahearn’s request beginning May 1, 2011. On and after October 26, 2011, Mr. Ahearn did not receive any additional compensation for his board activities.

Cash Compensation

The annual cash compensation for our non-associate directors is $75,000 (payable quarterly in four equal installments) plus an additional $75,000 (payable quarterly in four equal installments) for the non-executive chairman of the board, an additional $35,000 annual cash retainer (payable quarterly in four equal installments) for the chairman of our audit committee and an additional $10,000 annual cash retainer (payable quarterly in four equal installments) for the other three committee chairs.

Equity Compensation

The annual equity compensation for our non-associate directors is a $100,000 stock grant, (granted quarterly in four equal installments), plus an additional annual $100,000 (granted quarterly in four equal installments) for the non-executive chairman of the board, if any. With respect to such quarterly stock grants, our practice is to issue the stock to our independent directors at the end of the quarter. Our practice is not to time the date of these awards, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether they are or are not in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative.

Other

We reimburse all non-associate directors for reasonable and necessary expenses they incur in performing their duties as non-associate directors of the Company.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Michael J. Ahearn(3)	122,690		163,818	286,508
Craig Kennedy	75,000		100,269	175,269
James F. Nolan	75,000		100,269	175,269
William J. Post	85,000	(4)	100,269	185,269
J. Thomas Presby	110,000	(5)	100,269	210,269
Paul H. Stebbins	75,000		100,269	175,269
Michael Sweeney	85,000	(4)	100,269	185,269
José H. Villarreal	85,000	(4)	100,269	185,269

(1)	The amounts in this column represent the aggregate grant date fair value of fully vested common stock granted during the year ended December 31, 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

(2)	On March 31, 2011, 156 shares were issued to each non-associate director (other than Mr. Ahearn) and 311 shares were issued to Mr. Ahearn, in each case at a market price of $160.84 per share as of that date. The grant date fair value of these shares was $25,091 and $50,021 respectively. On June 30, 2011, 190 shares were issued to each non-associate director (other than Mr. Ahearn) and 379 shares were issued to Mr. Ahearn, in each case at a market price of $132.27 per share as of that date. The grant date fair value of these shares was $25,131 and $50,130 respectively. On September 30, 2011, 396 shares were issued to each non-associate director (other than Mr. Ahearn) and 792 shares were issued to Mr. Ahearn, in each case at a market price of $63.21 per share as of that date. The grant date fair value of these shares was $25,031 and $50,062 respectively. On December 30, 2011, 741 shares were issued to each non-associate director (other than Mr. Ahearn) and 403 shares were issued to Mr. Ahearn (adjusted to compensate Mr. Ahearn’s service as Chairman through October 25, 2011), in each case at a market price of $33.76 per share as of that date. The grant date fair value of these shares was $25,016 and $13,605 respectively. The dollar values of the stock awards do not equal exactly $25,000 or $50,000 per quarter due to the fact that we issue whole shares and not fractional shares to our non-associate directors.

(3)	On October 26, 2011, Mr. Ahearn became re-employed by the Company when he transitioned from non-executive chairman of the board to chairman and interim chief executive officer, and his 2011 non-associate director compensation was pro-rated accordingly.

(4)	Messrs. Sweeney, Post and Villarreal, chairmen of the compensation committee, project development risk committee and the nominating and corporate governance committee respectively, each received an additional annual cash retainer of $10,000 in respect of their roles.

(5)	Mr. Presby received an additional annual cash retainer of $35,000 in respect of his role as audit committee chair.

The number of outstanding stock option awards for our non-associate directors as of December 31, 2011 was as follows:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Craig Kennedy	—	—	—	—	—

Total		—	—
James F. Nolan	1/12/2004	15,750	—	2.06	1/12/2014

Total		15,750	—
William J. Post	—	—	—	—	—

Total		—	—
J. Thomas Presby	—	—	—	—	—

Total		—	—
Paul H. Stebbins	—	—	—	—	—

Total		—	—
Michael Sweeney	—	—	—	—	—

Total		—	—
José H. Villarreal	—	—	—	—	—

Total		—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 5, 2012, by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

This table assumes 86,717,135 shares of common stock outstanding as of April 5, 2012, assuming no exercise of outstanding options.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Beneficial Owners of 5% or More
S. Robson Walton(1)	24,957,907	28.8%
Jim C. Walton(2)	26,557,907	30.6%
Alice L. Walton(3)	26,557,907	30.6%
JCL FSLR Holdings, LLC(4)	24,957,907	28.8%
JTW Trust No. 1 UAD 9/19/02(5)	1,600,000	1.8%
Capital World Investors(6)	9,770,895	11.3%
The Growth Fund of America(7)	4,768,900	5.5%
Directors and Named Executive Officers
Michael J. Ahearn	101,574	*
Mark R. Widmar	3,596	*
James G. Brown	3,291	*
Mary Beth Gustafsson	6,931	*
James Zhu(8)	2,946	*
Richard D. Chapman	1,000	*
George A. (“Chip”) Hambro(9)	2,000	*
Craig Kennedy	4,259	*
James F. Nolan	25,378	*
William J. Post	2,903	*
J. Thomas Presby	5,493	*
Paul H. Stebbins	7,968	*
Michael Sweeney	4,843	*
José H. Villarreal	5,087	*
All directors and executive officers as a group (18 persons)(10)	196,486	*

*	Less than one percent.

(1)	The number and percentage of shares of common stock shown in the table as beneficially owned by S. Robson Walton represent 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which S. Robson Walton, as a manager thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, as managers. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)	The number and percentage of shares of common stock shown in the table as beneficially owned by Jim C. Walton represent (a) 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which Jim C. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, as managers, and (b) 1,600,000 shares held by the JTW Trust No. 1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust No. 1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Jim C. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown in the table as beneficially owned by Alice L. Walton represent (a) 24,957,907 shares held by JCL FSLR Holdings, LLC, as to which Alice L. Walton, as a manager thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, as managers and (b) 1,600,000 shares held by the JTW Trust No. 1 UAD 9/19/02, as to which Jim C. Walton and Alice L. Walton, as co-trustees, share voting and dispositive power. With respect to JCL FSLR Holdings, LLC, dispositive and voting power over all of the shares held thereby is exercised by the managers thereof. The shares held by JCL FSLR Holdings, LLC are for the benefit of John T. Walton’s wife and his descendants. The shares held by the JTW Trust No. 1 UAD 9/19/02 are for the benefit of charitable interests and John T. Walton’s descendants. For those reasons, Alice L. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	The number and percentage of shares of common stock shown in the table as beneficially owned by JCL FSLR Holdings, LLC represent 24,957,907 shares held directly by JCL FSLR Holdings, LLC, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as managers of JCL FSLR Holdings, LLC, share voting and dispositive power. The shares held by JCL FSLR Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL FSLR Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown above as beneficially owned by JTW Trust No. 1 UAD 9/19/02 represent 1,600,000 shares held directly by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charity, and Jim C. Walton and Alice L. Walton have no beneficial interest therein. Jim C. Walton and Alice L. Walton therefore disclaim beneficial ownership of such shares. The address of JTW Trust No. 1 UAD 9/19/02 is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	Based on information provided by Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071, in a Schedule 13G/A filed with the SEC on February 10, 2012 reporting beneficial ownership as of December 31, 2011. According to such Schedule 13G/A, Capital World Investors has sole voting power with respect to 9,770,895 shares and sole dispositive power with respect to 9,770,895 shares. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of such 9,770,895 shares as a result of CRMC acting as investment advisor to various investment companies registered under the Investment Company Act of 1940.

(7)	Based on information provided by The Growth Fund of America, 333 South Hope Street, Los Angeles, CA 90071, in a Schedule 13G/A filed with the SEC on February 14, 2012 reporting beneficial ownership as of December 31, 2011. According to such Schedule 13G/A, The Growth Fund of America, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, has sole voting power with respect to 4,768,900 shares.

(8)	Includes 1,174 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 1,000 shares of common stock owned by a family limited partnership controlled by Mr. Hambro and his spouse.

(10)	Includes 2,056 shares of common stock issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 31, 2010, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.

Related Party Debt

We had no related party debt outstanding at December 31, 2011 and we did not pay any interest to related parties during the year ended December 31, 2011.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The associated registration rights previously held by JCL Holdings, LLC and Estate of John T. Walton are now held by JCL FSLR Holdings, LLC. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights and JCL FSLR Holdings, LLC has unlimited demand rights, provided that JCL FSLR Holdings, LLC may only exercise one such demand right within any 365-day period.

Review and Approval of Related Party Transactions

The Company’s audit committee charter requires the review and approval by the audit committee of related party transactions, to ensure that they are on such terms, which, in the judgment of the audit committee, are no less favorable to the Company than could be obtained from unaffiliated parties. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2011 and December 31, 2010:

	2011	2010
Audit Fees(1)	$3,451,501	$2,724,217
Audit-Related Fees(2)	161,314	476,108
Tax Fees(3)	294,614	504,783
All Other Fees(4)	2,777	1,188

Total	$3,910,206	$3,706,296

(1)	Represents the aggregate service fees billed for the audit of the Company’s financial statements in connection with the statutory and regulatory filings or engagements for 2011 and 2010.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees,” and represents approximately 4% and 13% of the total fees in 2011 and 2010, respectively. This category consists primarily of services related to special projects.

(3)	Represents the aggregate fees billed for tax compliance and tax consulting services, or approximately 8% and 14% of the total fees in 2011 and 2010, respectively.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees,” and represents less than one percent of the total fees in 2011 and 2010, respectively. These services include the subscription to certain PricewaterhouseCoopers LLP proprietary accounting research databases.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee approves the proposed services, including the nature, type and scope of services to be performed by the independent registered public accounting firm during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to Audit-Related Fees, Tax Fees and All Other Fees presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Our named executive officers for 2011 were:

•	Mr. Michael J. Ahearn, chairman and interim chief executive officer;

•	Mr. Robert J. Gillette, former chief executive officer;

•	Mr. Mark R. Widmar, chief financial officer;

•	Mr. James Zhu, senior vice president and chief accounting officer, former interim chief financial officer;

•	Mr. James G. Brown, president, global business development;

•	Mr. TL (“TK”) Kallenbach, president, components business group;

•	Ms. Mary Beth Gustafsson, executive vice president, general counsel and secretary; and

•	Mr. Jens Meyerhoff, former president, utility systems business group.

2011 Compensation Decisions

The two key components to understanding our 2011 compensation decisions are our compensation philosophy and the dramatic impact the change in the solar industry in 2011 had on our strategy and organizational design. As a result of these challenges and consistent with our pay for performance compensation philosophy, no variable compensation was paid to the Company’s executive officers (including the named executive officers) under 2011 incentive programs.

First Solar Compensation Philosophy

First Solar’s compensation philosophy (described in more detail below) informs the way we design our compensation programs and pay our associates. The key manifestations of this philosophy are as follows:

- First Solar Pay is Simple.    There are three primary components of First Solar executive compensation: (1) base salary, (2) cash incentive compensation (short-term incentive) and (3) equity compensation (long-term incentive). There are no supplemental executive retirement programs or other deferred compensation arrangements and generally no perquisites that are available solely for executives.

- Market Data on Compensation Informs Our Pay Values.    Market data informs our pay decisions but does not exclusively determine the actual amounts to be paid. Once collected, the data is analyzed along with other relevant factors such as job responsibility, individual performance, and internal pay equity.

- More Responsibility Means More Pay At Risk; We Pay With a Greater Percentage of Equity To Create Alignment With Stockholders.    Senior executives have the largest percentage of total compensation at risk (i.e., a portion of compensation is not payable to such executives unless certain performance targets are achieved) with a heavy weighting towards equity compensation to align their interests with stockholders.

- Operational Metrics Reflect Our Strategic Plan; Financial Metrics and Downward Discretion Tie to Performance.    Our 2011 incentive plan operational metrics were designed in the first quarter of 2011 based on the annual operating plan and long-term strategic objectives contemplated at the time. Incentive plan financial metrics were designed to ensure that associates are not rewarded for achieving operational metrics at the expense of financial performance.

Context of Compensation Decisions

- Performance Metrics Were Established in Q1 2011 Pursuant to a Strategic Plan Focused on Growth and Expansion.    At the beginning of 2011, the solar market was poised for growth and we (along with our competitors) were focused on expansion to meet the demand. Accordingly, we (i) added manufacturing capacity; (ii) reorganized our sales force (by creating a new components business group to complement our existing utility systems business group) so we could better sell through different channels and in new markets, and (iii) focused on existing and new technologies that could help us meet the anticipated demand. Simultaneously, we continued executing our development and sales strategy for the projects in our captive pipeline.

- A New Strategy.    Through 2011, the solar industry experienced a challenging environment categorized by intense pricing competition, bankruptcies of several solar companies, many solar companies with little or no operating income, and toward the end of the year, announcements of manufacturing shut-downs or slow-downs. In the fourth quarter of 2011, our board of directors removed Robert J. Gillette as our chief executive officer and replaced him, on an interim basis, with Michael J. Ahearn, our founder and chairman. On December 14, 2011, Mr. Ahearn announced a new long-term strategic plan designed for the current market environment. The long-term strategic plan called for (i) strategic refocusing on utility scale solar solutions in emerging regions and markets, shifting emphasis away from subsidized markets and towards more sustainable ones and (ii) a restructuring which included, among other changes, the merging of the components and utility systems business groups into one group focused on global business development.

- Reviewing 2011 Performance.    While the events of 2011 were challenging, the compensation committee of our board of directors decided to make no concessions to the executive officers under the performance programs established at the beginning of the year. Though there were some operational successes in 2011, the Company’s 2011 financial performance was below expectations. Accordingly, consistent with our compensation philosophy, no variable compensation was paid to our executive officers (including our named executive officers) under our 2011 incentive plans.

- Say on Pay; Say When on Pay.    At the 2011 annual meeting, the shareholder advisory vote on the Company’s executive compensation (“say on pay”) was approved by 89.3% of our shareholders voting, and a triennial cycle for the next executive compensation advisory vote was selected by 69.5% of the shareholders voting on the timing of such votes (“say when on pay”). Accordingly, the compensation committee made no changes to its executive compensation philosophy or pay practices and adopted a triennial cycle for the say on pay advisory votes.

Executive Compensation Policies

The compensation committee has responsibility for establishing and overseeing our compensation program as it applies to our executive officers. The compensation committee bases its executive compensation programs on the policies set forth below, which have remained constant from prior years:

Pay To Market	Compensation should be based on the level of job responsibility, individual performance and Company performance. Compensation should also reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

More Responsibility, More Pay at Risk; We Pay for Performance	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns because they are better able, relative to other associates, to affect the Company’s results.

Metrics Should Motivate Associates to Achieve the Mission	To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our named executive officers. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior leadership and other associates.

Evaluating the Market:    When setting compensation, we review competitive compensation paid by other companies in the same or similar industries of comparable size and where our compensation falls within the peer group. Depending on the role, the experience an individual brings to the role, and individual performance, we broadly aim to set our base salary and target bonus potential at least at the 50th percentile of our peer group executives (although depending on the role, the experience an individual brings to the role, and individual performance, we may set base salaries and target bonus potential closer to the 75th percentile) and to have our aggregate bonus and long-term incentives pay out, subject to individual and Company performance, at around the 75th percentile. The objective is to pay at least market base compensation (50th percentile), and, to the extent necessary to attract or retain experienced individuals in key roles, to pay at a higher level (closer to the 75th percentile) when performance is achieved, while providing an opportunity to increase compensation further through our incentive compensation programs.

We do not exclusively rely on market data to determine executive compensation. Instead, we incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the dynamic business environment in which we operate.

Equity Policies:    To better align the interests of executives with those of our shareholders, we have adopted share ownership guidelines that cover our officers, including the named executive officers, and certain other members of senior management and we prohibit our associates from engaging in hedging transactions with respect to our shares. See “Corporate Governance — Share Ownership Requirement” and “Corporate Governance — Policy Regarding Hedging of Company Securities.”

Components of 2011 Executive Compensation

For 2011, the compensation of named executive officers consisted primarily of three principal components: base salary, short-term cash incentive compensation (e.g., an annual bonus) and long-term equity-based compensation. Our three components of executive compensation are described in a chart below, including a description of the particular element and how it fits into our overall executive compensation package (i.e., the particular objectives and the specific elements that our compensation programs are designed to address).

Component			Objective			Focus

Base Salary	✓ ✓ ✓		Provides fixed portion of compensation Paid in cash Base salaries established at least at the 50th percentile (but can range higher, depending on skill set, experience, and individual performance)	✓		Compensates based on market value for position, individual performance, level of experience and critical nature of role to the Company

Cash Incentive Compensation	✓		Provides at-risk variable compensation linked to short-term corporate organizational and strategic goals without sacrificing long-term Company performance	✓		Compensates based on collective performance on shorter-term objectives
	✓		Paid in cash
	✓		At target performance, aggregate base salary and cash incentive compensation should range from the 50th to the 75th percentile (depending on skill set, experience and individual performance)

Equity-Based Compensation		✓	Provides at-risk variable pay compensation linked to long-term performance of the Company and individual performance		✓ ✓ ✓	Aligns associates with the long-term interests of our stockholders Assists in attracting and retaining qualified associates Compensates for overall Company performance
		✓	Paid primarily in restricted stock units
		✓	At target performance, equity compensation grant values should provide total incentive compensation closer to the 75th percentile

Our senior executives, including each of our named executive officers (other than those serving in an interim capacity), are party to employment agreements and change in control agreements that protect them in the event of certain employment terminations, as well as confidentiality and non-competition agreements. Mr. Ahearn, presently serving as our interim chief executive officer, is party to employment and confidentiality agreements only. Mr. Zhu, who served as our interim chief financial officer, is party to employment, confidentiality and non-compete agreements only. The employment and change in control agreements provide severance, in exchange for a release of claims, and equity vesting acceleration as described in more detail in “Executive Compensation — Employment Agreements and Related Arrangements” and “Executive Compensation — Change in Control Severance Agreements.”

Compensation Committee Practices

Total Compensation Review

When establishing total compensation, we broadly aim to set our base salary and target bonus potential at least at the 50th percentile of our peer group (although, as noted above in “Executive Compensation Policies,” depending on the role, the experience an individual brings to the role, and individual performance, we may set base salaries and target bonus potential closer to the 75th percentile) and to have our aggregate bonus and long-term incentives pay out, subject to individual and Company performance, at around the 75th percentile.

Benchmarking

On an annual basis, the compensation committee evaluates the total compensation of the executives and each of the principal components against benchmarking data. In addition to these principal compensation elements, the compensation committee reviews each executive’s perquisites and other compensation, as well as any payments that would be required under various severance and change-in-control scenarios. When conducting this review, the compensation committee obtains factual data from management as well as proposals regarding, among other things, the range of values (merit increase percentages and equity awards), metrics and other terms.

In 2011, the compensation committee retained Compensation Strategies as a consultant to evaluate our peer group companies and to benchmark the compensation of each of the components of the compensation of our executive officers against the compensation paid to similarly-situated positions at peer group companies. The consultant’s benchmarking services were limited to comparing each element of compensation for a particular position against similar elements in the peer group.

In performing its analysis, the consultant “size adjusted” the raw market data, using a revenue basis of $3 billion for 2011 (except that the Committee used a smaller revenue assumption ($2.5 billion) for purposes of determining appropriate grant size for executives under the 2010 long-term incentive programs which was settled in March 2011). The revenue assumptions used for purposes of size adjustment were based on approximations of the Company’s expected revenue for the fiscal year. “Size adjusting” is accomplished by using statistical regression techniques (based on company revenues) to remove the significant swings that can occur between individual raw data points. Using this analysis, the Company developed a range of market-based pay consistent with the size of the Company. The consultant then ran regressions using sales to develop a range of market-based pay. For the Company’s senior executives, this analysis was performed on total compensation as a whole and on base salary, annual bonus and equity-based compensation separately. The consultant’s report supported the determination that the compensation paid to the Company’s executives, including its named executive officers, was consistent with the Company’s stated compensation objectives regarding our target pay as compared to our peer group, and was thus reasonable as compared to the peer group in the aggregate. See “Executive Compensation Policies — Evaluating the Market.” The aggregate fees paid to Compensation Strategies for 2011 services were $656,861. The fees were incurred solely for executive compensation services.

The peer group used for establishing compensation in 2011 was the same as the 2010 group: companies in the solar, renewable energy, hi-tech and high precision manufacturing, and electronic components manufacturing sectors, which had annual revenues ranging from $832 million to $24 billion and market capitalization ranging from $783 million to $39 billion.

Agilent Technologies, Inc.	Altera Corporation	AMETEK, Inc.
Analog Devices, Inc.	Applied Materials, Inc.	Broadcom Corporation
Emerson Electric Co.	EnerSys Inc.	FLIR Systems, Inc.
General Cable Corporation	GT Advanced Technologies, Inc.(1)	Itron, Inc.
Jabil Circuit, Inc.	KLA-Tencor Corporation	Lam Research Corporation
Linear Technology Corporation	Marvell Technology Group, Ltd.	Maxim Integrated Products, Inc.
MEMC Electronic Materials, Inc.	Novellus Systems, Inc.	NVIDIA Corporation
Rockwell Automation, Inc.	SunPower Corporation	Teradyne, Inc.
Texas Instruments, Inc. Veeco Instruments Inc.	TE Connectivity Ltd.(2)	Varian Semiconductor Equipment Associates, Inc.

(1)	Formerly known as GT Solar International, Inc.

(2)	Formerly known as Tyco Electronics, Ltd.

Individual Compensation Review

Individual performance has a strong impact on the compensation of all associates, including the executive officers. It has been the practice of the chair of the compensation committee to meet with the chief executive officer annually at the beginning of the year to agree upon his performance objectives (both individual and Company objectives) for the year. In the first quarter of the year, the independent directors meet in an executive session under the direction of the chair of the compensation committee to conduct a performance review for the prior year during which the chief executive officer was evaluated based on his achievement against the agreed-upon objectives, contributions to the Company’s performance and other leadership accomplishments.

For the executive officers other than Mr. Gillette and Mr. Ahearn, the compensation committee receives a performance assessment and compensation recommendation from the chief executive officer. The compensation committee also exercises its judgment based on the board’s interactions with the executive officer. The performance evaluation of these executives is based on achievement of preset objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, the compensation committee determines whether to award variable compensation for the previous year, and it sets base salary, target bonus percentages and the basis for their participation in the long-term incentive program for the following year.

Compensation Risk Analysis

In the context of the total compensation review and the adoption of the Company’s 2011 incentive programs, the compensation committee considers whether the Company’s compensation structure and programs encourage excessive or inappropriate risk taking and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Evaluation of “Say On Pay” and “Say When On Pay” Advisory Votes

At the 2011 annual meeting of stockholders, 89.3% of our stockholders cast advisory votes in favor of the Company’s executive compensation and 69.5% in favor of a three-year cycle for future executive compensation advisory votes. The compensation committee reviewed the advisory votes and was advised of follow-up conversations between the Company’s investor relations personnel and investors. Because the results of the advisory voting were in accordance with the Company’s recommendation, the compensation committee made no changes to its executive compensation philosophy or pay practices and adopted a triennial cycle for the say on pay advisory votes. Accordingly, the compensation committee intends that the next “say on pay” advisory vote will be included in the proxy materials for the 2014 annual meeting of the stockholders.

2011 Compensation Decisions (By Component)

The following is a discussion of the compensation committee’s considerations in establishing each of the components for executive officer compensation in 2011.

Base Salary

Base salary is the guaranteed element of an associate’s annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, his or her individual performance and his or her skill set, including the market value of that skill set. As noted in the table under “Components of 2011 Executive Compensation,” the Company seeks to establish or maintain base salaries and total cash compensation (base salary plus target bonus) for our executives between the 50th and 75th percentile. Based on our assessment of the individual performance and individual skill sets, the aggregate base salary and target bonus percentage for most of our named executive officers is between the 50th and 75th percentile.

The compensation committee evaluates market data and individual performance of executives during our regular annual salary review process, which we refer to as our “annual merit cycle.” At the beginning of 2011, the base salaries of our named executive officers (other than Mr. Ahearn) were as follows: Mr. Gillette ($850,000), Mr. Zhu ($284,148), Mr. Brown ($397,265) in the role of senior vice president, project finance; Mr. Kallenbach ($350,000) in the role of executive vice president, marketing and product management; Ms. Gustafsson ($345,064) and Mr. Meyerhoff ($500,000). During the 2011 merit cycle, the committee established the base salaries of the named executive officers as follows: Mr. Gillette ($850,000), Mr. Zhu ($303,328), Mr. Kallenbach ($450,000) in connection with his promotion to president, components business group, Ms. Gustafsson ($400,000) and Mr. Meyerhoff ($518,000).

Mid-Year Changes and Related Salary Adjustments.    On April 4, 2011, the Company hired Mark R. Widmar to serve as its chief financial officer at a base salary of $435,000. On September 1, 2011, Mr. Brown was named president, utility systems business in anticipation of his succeeding Mr. Meyerhoff in the role and his base salary was increased to $450,000. On October 26, 2011, the Company reemployed Mr. Ahearn to serve as its interim chief executive officer at a base salary of $500,000.

2012 Merit Cycles.    The compensation committee deferred executive officer salary adjustments so that it could be made with a view towards the total compensation arrangements to be adopted in connection with our long-term strategic plan rather than retrospectively in respect of 2011 performance. On April 4, 2012, the Committee adjusted the 2012 base pay and 2012 target bonus percentages for certain executives when it evaluated total compensation arrangements in connection with our long-term strategic plan.

Cash Incentive Compensation

Our cash incentive compensation consists primarily of our annual bonus program designed under our 2010 Omnibus Incentive Compensation Plan and cash sign-on bonuses which we use to incentivize individuals to join our Company and, in one instance in 2011, a special recognition bonus.

Annual Bonus Program.    We use our annual bonus program to reward achievement of specified strategic and operational objectives and focus on those objectives to help us achieve our mission of enabling a world powered by clean, affordable solar electricity. With very limited exceptions, all of our associates participate in the annual bonus program which has a single set of global metrics that applies to all associates. In this way, the program encourages teamwork and a focus on our mutual success by tying rewards to our collective performance. In 2011, for the first time, the Company assigned one of four different weightings to the performance metrics based on the associate’s function in the Company, to strengthen the connection between associate performance and incentive pay, which is one of our executive compensation policies.

- Bonus Program Targets, Objective and Calculation.    The 2011 annual bonus program had a $500 million operating income threshold and a matrix of the following seven performance metrics which were established based on the goals set forth in our confidential annual operating plan for 2011: (i) 2011 watts shipped, (ii) relative average selling price (determined by dividing the actual module sales price for modules shipped in 2011 over the assumed average price in the 2011 annual operating plan), (iii) cost per kWH (cost per kilowatt hour under contract for 2014, calculated using specified metrics, and expressed as a percentage of economic value added), (iv) full system cost per watt (weighted module and balance of systems cost per watt for specified large free field solar projects), (v) achievement of identified project development milestones (with points assigned for development milestones on or before stated time), (vi) module conversion efficiency and (vii) sales pipeline (modules sold for delivery in future years (2012 and beyond)).

Each metric, other than operating income, was assigned a percentage weighting based on the importance of the factor to the overall performance of the Company. To better link the compensation rewards with efforts, metric weightings were further differentiated by the following business/functional groups: operations-modules group (e.g., manufacturing), operations-systems group (i.e., EPC), utility systems business group (USBG) and components business group (CBG), and functions (i.e., corporate/staff functions). The weightings for each group are described below.

Bonus Metric	Operations- Modules	Operations- Systems	USBG/CBG	Functions
Operating Income	Threshold Level $500M
2011 Watts Shipped	20%	15%	15%	15%
Relative Average Selling Price	5%	10%	10%	10%
Cost per kWh	5%	5%	5%	5%
Full System Cost Per Watt	25%	25%	20%	25%
Project Development/Finance Milestones	5%	15%	15%	10%
Efficiency	20%	10%	10%	15%
Sales Bookings	20%	20%	25%	20%

Messrs. Gillette, Widmar, and Zhu and Ms. Gustafsson were assigned to the functions group. Messrs. Brown, Kallenbach and Meyerhoff were assigned to the USBG/CBG group. Mr. Ahearn did not participate in the annual bonus program.

The levels of payout for each performance goal are expressed as a multiplier, ranging from a threshold of 0.5 in cases of weaker performance to 2.0 in cases of stronger performance. A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered likely that such performance would be achieved by the end of the year. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set, aligned with the goals in our annual operating plan, and thus was a level that we expected we could achieve by the end of the year. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain (i.e., that we expected we would have approximately a 50% chance of achieving by year end). If the minimum threshold level of performance was not achieved, the multiplier for the bonus was zero. The maximum bonus percentage payable under the 2011 annual bonus plan was 200% of target.

Target Bonus Percentage.    Target bonus percentages were established based on job responsibilities, internal equity and peer group data. Our objective is to set bonus targets such that total annual cash compensation (salary and annual bonus) are between the 50th and 75th percentile. Based on our assessment of the individual performance and individual skill sets, the aggregate base salary and target bonus percentage of our named executive officers are between the 50th and 75th percentile. Our practice puts us within the broad middle range of peer group companies. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus program.

The target bonus percentage is evaluated during our annual merit cycle on the same basis as annual base salary (as discussed above in “2011 Compensation Decisions (By Component) — Base Salary”). At the beginning of 2011, the target bonus percentages of our named executive officers (other than Mr. Ahearn who did not participate in the program) were as follows: Mr. Gillette (100%), Mr. Zhu (50%), Mr. Brown (50%) in the role of senior vice president, project finance; Mr. Kallenbach (60%) in the role of executive vice president, marketing and product management; Ms. Gustafsson (60%) and Mr. Meyerhoff (90%). During the 2011 merit cycle, the committee increased the target bonus percentages of two of the named executive officers as follows: Ms. Gustafsson (70%) and Mr. Kallenbach (80%) in connection with his promotion to president, components business group. The target bonus percentages of the other named executive officers participating in the program did not change.

- Mid-Year Changes and Related Target Bonus Percentage Adjustments.    On April 4, 2011, the Company hired Mark R. Widmar to serve as its chief financial officer with a target bonus percentage of 80%. On September 1, 2011, Mr. Brown was named president, utility systems business in anticipation of his succeeding Mr. Meyerhoff in the role and his target bonus percentage was increased to 80%. On October 26, 2011, the Company reemployed Mr. Ahearn to serve as its interim chief executive officer but declined to establish a right for him to participate in the annual bonus program.

- Committee’s Resolution to Pay No Bonuses for Executive Officers.    No 2011 bonuses were payable to the executive officers (including the named executive officers) because the operating income threshold was not achieved. For nonexecutives, the compensation committee waived the operating income threshold and made other positive and negative adjustments that it determined more accurately reflected the Company’s operational performance, as a result of which bonuses were paid between 70%-77% of the target bonus.

- 2012 Merit Cycle.    The compensation committee deferred evaluation of all target bonus percentages so that it could be made with a view towards the total compensation arrangements in connection with our long-term strategic plan rather than retrospectively with respect to 2011 performance. On April 4, 2012, the Committee adjusted the 2012 base pay and 2012 target bonus percentages for certain executives when it evaluated total compensation arrangements in connection with our long-term strategic plan.

Sign On Bonuses.    For certain roles, we have granted individual incentives or sign-on bonuses to attract associates to the Company. Often the sign-on bonus is necessary to compensate an associate for the potential compensation from a prior employer he or she must forfeit when joining First Solar. This was the case for Mr. Widmar, our chief financial officer. Shortly after we hired him, we paid him two one-time cash sign-on bonuses, (i) $262,800 (in respect of forfeited incentive pay at his prior employer) and (ii) $296,000 grossed up for income and employment taxes (to mitigate the loss from the sale of his home in connection with his move to the Company’s Tempe, Arizona headquarters).

Recognition Bonus.    In April 2011, the compensation committee awarded Mr. Zhu a $50,000 bonus in recognition of his service as interim chief financial officer.

Equity-Based Compensation

We have been a firm proponent of equity-based compensation and have had a practice of broad based granting programs. With the transition of our Company from hi-tech growth to a sustainable provider of solar modules and systems, we have begun shifting our granting practices to those that are more consistent with our business model. Notably, (i) at the beginning of 2011, we implemented a planned shift in our normal vesting schedule from a back loaded four year vesting schedule (20%, 20%, 20%, 40%, respectively, commencing on the first anniversary of a grant date) to a straight 25% per year, (ii) effective September 1, 2011, we discontinued our practice of making equity grants to each new hire, and (iii) on November 15, 2011, we commenced our first offering under the Company’s Stock Purchase Plan, a broad-based stock purchase program under which associates can use payroll deductions over the offering period to purchase a limited amount of stock on the last day of the offering period (May 14, 2012) at a 15% discount.

With the exception of the Stock Purchase Plan shares, the only equity-based compensation we granted in 2011 was restricted stock units and performance shares under a 2010 performance equity program pursuant to which executive officers could earn restricted stock unit awards. All 2011 grants were made under the 2010 Omnibus Plan. In prior years we granted performance units to Mr. Meyerhoff (see Mr. Meyerhoff’s 2010 Equity Award) and stock options (most recently to Mr. Gillette in connection with his employment with the Company). The per share exercise price of options is no less than the fair market value of a share of Company stock on the date of grant.

Our practice is not to time the date of our equity awards, and we do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether they are or are not in possession of undisclosed material facts or whether any undisclosed material facts could be perceived as potentially positive or negative. Equity grants to our named executive officers are described in greater detail in the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Long-Term Incentive Program.    We have a discretionary practice of granting exempt associates in the United States (i.e., those exempt from the overtime rules under the U.S. Fair Labor Standards Act) and associates in equivalent job categories outside of the United States annual equity compensation grants in the form of restricted stock units. Awards under the long-term incentive programs (i) represent the largest component of executives’ compensation, (see “Compensation Discussion and Analysis — Components of 2011 Executive Compensation”), (ii) serve as a retention tool, and (iii) ensure that our executives’ compensation is linked to the long-term interests of our stockholders and our Company performance, consistent with our compensation philosophy.

2011 Performance Equity Program.    The 2011 performance equity program was a performance share program for the Company’s senior executives under which they were eligible to receive a long-term incentive program award up to a specified maximum value subject to the Company’s achievement of a performance threshold. The performance threshold for 2011 was Company earnings per share of at least $5.00 (calculated with foreign exchange rates normalized to the rate used in preparing our annual operating plan and earnings adjusted to exclude the impact of stock based compensation). The earnings per share metric was selected to align executives’ interests with those of our shareholders. The $5.00 threshold was designed to correlate with the operating income threshold under the 2011 annual bonus plan. The maximum awards for the named executive officers who participated in the program (including Mr. Widmar, whose participation commenced when he joined the Company) were as follows: Mr. Gillette ($4,800,000), Mr. Zhu ($1,300,000), Mr. Widmar ($2,000,000), Mr. Brown ($2,100,000), Mr. Kallenbach ($2,500,000), Ms. Gustafsson ($2,300,000) and Mr. Meyerhoff ($2,500,000).

- Planned Exercise of Downward Discretion.    The 2011 performance equity program contemplated that the compensation committee would exercise discretion against the maximum award, by reference to the Company’s performance on three performance metrics (i) earnings per share (also the threshold metric), assigned a 33% weighting, (ii) cost per watt, assigned a 33% weighting and (iii) sales bookings in 2011 (net bookings) and beyond (filling the sales pipeline), assigned a 34% weighting.

A threshold level (50th percentile) payout was established for levels that, while not certain at the time targets were set, we considered likely to be achieved by the end of the year. A target level (75th percentile) payout was assigned to performance at a level that, while not certain at the time targets were set aligned with the goals in our annual operating plan, and a maximum level (90th percentile) payout was assigned to performance at a level that was substantially more uncertain (i.e., that we expected we would have approximately a 50% chance of achieving by year end). If the threshold level of performance was not achieved, the metric would be scored at zero.

- Committee’s Resolution to Award No Shares Under 2011 Performance Equity Program.    No long-term incentive awards were granted to performance equity program participants because the earnings per share threshold was not achieved. Though the compensation committee authorized long term incentive awards for non-executive exempt-level associates in respect of 2011, no long-term incentive awards were made to any executive officers (including the named executive officers) in respect of 2011 performance. On April 4, 2012, the compensation committee made 2012 executive equity grants when it evaluated total compensation arrangements in connection with our long-term strategic plan.

Mr. Brown’s Supplemental Equity Awards.    On March 22, 2011 (the same date that equity grants were made under the long-term incentive program), the Company granted an award of 10,000 restricted stock units to Mr. Brown for the purpose of incentivizing him to remain with the Company. The restricted stock units for this grant vest ratably over four years 25% per year, commencing on the first anniversary of the date of grant, with one year’s additional vesting afforded in the event of in-service death. Later in the year, Mr. Brown received an additional grant of 7,500 restricted stock units when he assumed the role of president, utility systems business on September 1, 2011, in anticipation of Mr. Meyerhoff’s departure. The restricted stock units for this grant vest 25%

on the second anniversary of the grant date, and 75% on the third anniversary of the grant date, with one year’s additional vesting afforded in the event of in-service death.

Mr. Widmar’s Sign On / New Hire Equity Awards.    On April 4, 2011, the Company granted Mr. Widmar 14,976 restricted stock units with a value of $2,340,150, 11,776 ($1,840,118) of which was intended to compensate Mr. Widmar for forfeited compensation from his former employer, and 3,200 ($500,032) to induce Mr. Widmar to join the Company. The restricted stock units vest ratably over four years 25% per year, commencing on the first anniversary of the date of grant, with one year’s additional vesting afforded in the event of in-service death.

Mr. Meyerhoff’s 2010 Equity Award (Utility Systems Business Performance Units).    At the beginning of 2011, there were 19,000 shares unearned under a milestone vesting grant made in 2010. As milestones were achieved in 2011, the compensation committee certified that performance levels had been achieved on 16,000 of the performance units and vested an additional 2,800 performance units, which though achieved at metrics less favorable than established in 2010 when the performance units were granted, were accomplished at commercially favorable terms, especially in light of the changing economics of the solar industry. An additional 200 performance units did not vest and were forfeited when Mr. Meyerhoff’s employment terminated at the end of September 2011.

Broad-based Benefits Programs and Other Compensation

Our named executive officers are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 100% of our associates’ contributions to the plan up to a maximum of 4% of an associate’s plan compensation. In 2011, each named executive officer other than Mr. Ahearn, who did not participate in the 401(k) plan, received the maximum matching contribution of $9,800. Our named executive officers (other than Mr. Zhu) each have vacation entitlements of four weeks per year; Mr. Zhu’s vacation entitlement is three weeks per year.

Employment Agreements and Related Arrangements

We have entered into employment agreements with our executives, including each of our named executive officers. We have also entered into separate confidentiality agreements with our senior executives, including each of our named executive officers, and separate non-competition and non-solicitation agreements with each of our named executive officers other than Mr. Ahearn who is serving on an interim basis. The compensation committee believes these contracts are fair, reasonable, appropriate and necessary to attract and retain the executives who are party to these agreements.

With the exception of Mr. Ahearn’s agreement (which expressly provides for no severance benefits at the conclusion of his tenure as interim chief executive officer), the named executive officer employment agreements generally provide that if an executive’s employment is terminated without “cause” (as defined therein) the executive shall be eligible for (i) salary continuation for a severance period subject to the execution of a release of claims in favor of the Company and, in some cases, subject to a reduction based on earnings during the severance period, (ii) health benefit coverage for the severance period, subject to certain contingencies and (iii) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards with any options to remain exercisable for a stated period of time after such employment termination. The agreements with certain executives (including Ms. Gustafsson and Mr. Meyerhoff) provide for full vesting of new hire equity grants upon such a termination. With the exception of Ms. Gustafsson’s new hire grant, which fully vests on October 27, 2012, all such equity grants had fully vested as of April 11, 2012. Mr. Meyerhoff did not benefit from this provision at the time his employment terminated as the grant had previously vested. The named executive officer employment agreements (with the exception of Mr. Ahearn’s) also provide for an additional 12 months service credit and option exercise period for purposes of determining vesting of equity-based compensation in the event employment terminates due to the executives’ death or disability (as defined therein).

Severance benefits, by their nature, require compensation payments without the receipt of corresponding services. We believe that our employment agreements set a proper balance between providing sufficient protection on employment termination (including with respect to make-whole payments offered to the executive to induce him or her to join the Company) and ensuring the executive has sufficient personal investment with respect to his or her employment with the Company.

The confidentiality agreements describe the Company’s expectations of the executives regarding the Company’s proprietary and confidential information. The non-competition and non-solicitation agreements establish a “protected period” that generally matches the severance period, although this protected period was amended for certain named executive officers. During the protected period, the senior executives are subject to restrictive covenants as described in the agreement.

For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation — Employment Agreements and Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control).”

Change in Control Severance Agreements

We have entered into change in control severance agreements (“CIC Agreements”) with each of our named executive officers (other than those serving on an interim basis) and certain other key officers and associates (including an agreement with Mr. Brown which predates his tenure in his current role). The purpose of these agreements, which are substantially identical, is to align the interest of the executives with our stockholders in any potential change in control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives and associates and allowing them to focus their continued attention and dedication to their assigned duties.

Equity Vesting.    The CIC Agreements provide for full vesting of unvested equity-based compensation upon a change in control of the Company thereby ensuring that such executives and associates are fairly compensated for the lost opportunity to realize the value of awards that is typically precipitated by a change in control. While our equity plans also contemplate vesting of this equity if it is not assumed by a successor entity (see Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — 2010 Omnibus Incentive Compensation Plan), the CIC Agreements ensure this vesting will occur whether or not the equity-based awards are assumed for executives with these arrangements. Given that a substantial portion of their income is comprised of equity-based compensation that vests over time (see Compensation Discussion and Analysis — Components of 2011 Executive Compensation), the compensation committee believes that this promise is fair, reasonable, appropriate and meaningful to our executives.

Severance Benefits.    The CIC Agreements provide a standard severance package for all executives in the event their employment is terminated without “cause” or they resign for “good reason” within two years following a change in control. We believe this standard benefit reinforces the notion that in a change in control situation, all of the executives are similarly situated and must remain focused. The standard benefit is two times their base salary, two times a bonus amount (which is defined as the greater of (i) the executive’s target annual bonus for the year of termination, and (ii) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed; a pro-rated target bonus; 18 months welfare benefit continuation, and outplacement benefits (maximum of $20,000). Severance benefits are subject to the executive’s execution of a release in favor of the Company.

Parachute Tax Gross-Up.    CIC Agreements entered into in 2011 and after do not provide parachute tax gross-up provisions. CIC Agreements entered into prior to 2011 provide a parachute tax gross-up (unless the total payments are within 110% of the 280G parachute tax threshold in which case the parachute payments are reduced to just below the threshold). While we are aware that certain stockholder groups disfavor these gross-ups, we believe they are fair, reasonable and appropriate under certain circumstances.

Evaluation by the Compensation Committee:    When the Company enters into CIC Agreements, the compensation committee reviews the terms of the CIC Agreements in consultation with an independent consultant, assesses the impact of possible payouts under the CIC Agreements in the event of a change in control and concludes that the CIC Agreements are fair and reasonable. The CIC payment estimates are presented to, and reviewed by, the compensation committee each time compensation is evaluated. The compensation committee continues to believe the payments are fair and reasonable. For a further description of compensation provided in the event of a change in control, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Code.    With certain material exceptions, Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid by a public company in any year to $1 million to each of the chief executive officer and the next three most highly paid executive officers other than the chief financial officer. A transition rule generally applies to compensation paid under plans and arrangements in existence on the date of an initial public offering, pursuant to which such compensation will not be subject to the $1 million limit. Prior to the June 1, 2010 annual meeting of stockholders, the Company generally sought to avail itself of this transition rule, and expects that transition rule to continue to apply to amounts paid or awards granted prior to the date of the Company’s annual meeting held on June 1, 2010.

The Company’s 2010 Omnibus Incentive Compensation Plan is designed to enable most executive compensation to be deductible by the Company under Section 162(m) of the Code; however, the compensation committee has not adopted a policy that all compensation must be deductible, particularly where additional compensation may be needed to attract or retain executives for key leadership positions in the Company.

Section 280G of the Code.    Section 280G of the Code denies a tax deduction on certain compensation payments to any “disqualified individual” (which term includes our named executive officers) that are contingent upon a “change in ownership or control” of the Company. A tax deduction for compensation in excess of the disqualified individual’s average taxable compensation is denied, but only if the total change in control payments equal or exceed three times the individual’s average taxable compensation (i.e., the 280G parachute tax threshold). In addition, if the threshold is exceeded, a 20% excise tax is imposed on the “disqualified individual” under Section 4999 of the Code. The Company has entered into CIC Agreements with certain executive officers (including each of the named executive officers, other than Messrs. Ahearn and Zhu). Certain CIC Agreements provide for the Company to gross-up such executive officer for the 20% excise tax if the applicable compensation exceeds 110% of the 280G limit (payments will be cut back to less than the 280G limit if the 110% threshold is not exceeded). The Company has estimated the parachute payments that would have been payable had a change in control occurred and each named executive officer’s employment been terminated on December 31, 2011. See “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control.” As of that date, we estimate that Mr. Brown and Ms. Gustafsson were the only named executive officers who would have had payments subject to the tax gross-up and deduction disallowance.

Accounting for Equity-Based Compensation.    The Company uses FASB ASC Topic 718 Compensation — Stock Compensation for purposes of determining the fair value of its equity-based compensation. The assumptions used in the calculation of these amounts are included in Note 18, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 29, 2012. The fair value of awards made to each named executive officer in 2011 are set forth under “Executive Compensation — Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.

Since the formation of the compensation committee in October 2006, Michael Sweeney has served on the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006. Mr. José H. Villarreal has served on the compensation committee since his appointment to the board of directors on September 24, 2007. Mr. William J. Post has served on the compensation committee since July 26, 2010.

The compensation committee is and has been comprised solely of non-associate directors who were each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.

With a keen sense of awareness of its fiduciary obligations, the compensation committee actively engages management and reviews data on (i) the relationship between the Company’s incentive compensation programs and the Company’s long-term strategic goals, (ii) the impact of any individual compensation changes on total compensation (including reviewing executive tally sheets), and (iii) the possibility that any particular program or arrangement could incentivize inappropriate risk-taking behaviors. The compensation committee believes that the Company’s compensation philosophy is appropriate and that the Company’s incentive compensation programs are important tools that allow all associates, including management, to successfully focus on matters critical to the Company’s long-term success.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Members of the Compensation Committee
Michael Sweeney (Chair) William J. Post Paul H. Stebbins José H. Villarreal

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned for the fiscal years ended December 31, 2011, December 31, 2010 and December 26, 2009 respectively by each of our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers, as well as our former chief executive officer and an associate who served as interim chief financial officer, both of whom served during the fiscal year ended December 31, 2011, and one former executive officer who would have been among the most highly compensated executive officers had he remained employed through December 31, 2011 (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Ahearn(5)	2011	82,692	—		—		—		—	—	82,692
Chairman and Interim	2010	—	—		—		—		—	—	—
Chief Executive Officer	2009	525,000	—		3,023,128		—		721,875	10,352	4,280,355

Robert J. Gillette(6)	2011	763,366	—		—		—		—	1,710,289	2,473,655
Chief Executive Officer	2010	850,000	2,500,000	(13)	8,764,538	(16)	—		1,190,000	10,352	13,314,890
	2009	202,692	2,500,000	(13)	9,750,080	(17)	3,250,015	(21)	850,000	60	16,552,847

Mark R. Widmar(7)	2011	317,885	696,089	(14)	2,340,150	(18)	—		—	84,776	3,438,900
Chief Financial Officer	2010	—	—		—		—		—	—	—
	2009	—	—		—		—		—	—	—

James Zhu(8)	2011	298,902	50,000	(15)	1,001,429		—		—	10,160	1,360,491
Interim Chief Financial	2010	—	—		—		—		—	—	—
Officer, Sr. Vice President and Chief Accounting Officer	2009	—	—		—		—		—	—	—

James G. Brown(9)	2011	424,715	—		3,218,479	(19)	—		—	10,160	3,653,354
President, Global Business	2010	—	—		—		—		—	—	—
Development	2009	—	—		—		—		—	—	—

TK Kallenbach(10)	2011	442,500	—		1,129,867		—		—	10,352	1,582,719
President, Components	2010	350,000	—		—		—		294,000	10,352	654,352
Business Group	2009	13,462	150,000		2,100,132		—		14,240	—	2,277,834

Mary Beth Gustafsson(11)	2011	387,323	—		1,283,784		—		—	10,352	1,681,459
Executive Vice President,	2010	342,001	—		903,619		—		289,854	10,352	1,545,826
General Counsel, Corporate Secretary	2009	—	—		—		—		—	—	—

Jens Meyerhoff(12)	2011	392,315	—		1,129,867		—		—	159,164	1,681,346
President, Utility Systems	2010	454,376	—		3,657,605	(20)	—		630,000	19,687	4,761,668
Business Group	2009	390,033	—		1,169,184		—		451,891	19,688	2,030,796

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.

(2)	The amounts reported in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. The assumptions and methodologies used in the calculations of these amounts are set forth, for 2011, in Note 18. “Share Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (or, in the case of grants made prior to 2011, the corresponding footnote in the Company’s Form 10-K for the applicable year). Under generally accepted accounting principles, compensation expense with respect to stock option awards granted to our associates is generally recognized over the vesting periods applicable to the awards. The Securities and Exchange Commission disclosure rules require that we present the stock option award amounts in the applicable columns of the table above using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). For a discussion of specific stock and option awards during 2011, see also “Grants of Plan-Based Awards” below and the narrative discussion that follows.

(3)	For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2011 Executive Compensation” and “Compensation Discussion and Analysis — 2011 Compensation Decisions (By Component) — Cash Incentive Compensation — Annual Bonus Program.”

(4)	All Other Compensation is comprised of the following for fiscal years 2011, 2010 and 2009:

Name	Year	Relocation Benefits ($)	Tax Gross-Ups for Relocation Benefits ($)	Severance ($)	401(k) Matching Contribution ($)	Insurance Benefits ($)	Other ($)	Total All Other Compensation ($)
Michael J. Ahearn	2009	—	—	—	9,800	552	—	10,352
Robert J. Gillette	2011	—	—	1,700,000	9,800	489	—	1,710,289
	2010	—	—	—	9,800	552	—	10,352
	2009	—	—	—	—	60	—	60
Mark R. Widmar	2011	51,633	23,080	—	9,800	263	—	84,776
James Zhu	2011	—	—	—	9,800	360	—	10,160
James G. Brown	2011	—	—	—	9,800	360	—	10,160
TK Kallenbach	2011	—	—	—	9,800	552	—	10,352
	2010	—	—	—	9,800	552	—	10,352
Mary Beth Gustafsson	2011	—	—	—	9,800	552	—	10,352
	2010	—	—	—	9,800	552	—	10,352
Jens Meyerhoff	2011	—	—	139,462	9,800	9,902	—	159,164
	2010	—	—	—	9,800	9,887	—	19,687
	2009	—	—	—	9,800	9,888	—	19,688

(5)	Mr. Ahearn served as the Company’s chief executive officer from August 2000 to September 2009 and executive chairman from October 2009 to December 2010. Mr. Ahearn served as the Company’s nonexecutive chairman from January 1, 2011 to October 25, 2011, during which time he was compensated as a non-associate director. For a description of Mr. Ahearn’s cash and stock compensation during such period, see “Non-Associate Director Compensation Table.” On October 26, 2011, Mr. Ahearn was reemployed by the Company as its interim Chief Executive Officer.

(6)	Mr. Gillette’s employment with us commenced on October 1, 2009 and ceased on October 25, 2011.

(7)	Mr. Widmar’s employment with us commenced on April 4, 2011.

(8)	Mr. Zhu’s employment with us commenced on June 4, 2007. He was not a named executive officer in 2009 or 2010. Mr. Zhu’s employment with us is scheduled to end on May 1, 2012.

(9)	Mr. Brown’s employment with us commenced on April 7, 2008. He was not a named executive officer in 2009 or 2010.

(10)	Mr. Kallenbach’s employment with us commenced on December 14, 2009 and ceased on December 31, 2011. For a description of the payments he received upon his employment termination see “Potential Payments Upon Termination of Employment (Other Than in the Context of a Change of Control).”

(11)	Ms. Gustafsson’s employment with us commenced on October 6, 2008. She was not a named executive officer in 2009.

(12)	Mr. Meyerhoff’s employment with us commenced on May 22, 2006 and ceased on September 30, 2011.

(13)	Represents a one-time cash sign-on bonus of $5,000,000, of which, 50% was paid on October 8, 2009, and the other 50% was paid on October 1, 2010.

(14)	Represents the following one-time cash payments made in connection with Mr. Widmar’s commencement of employment with the Company (a) $262,800 (in respect of a forfeited cash from his prior employer); (b) $296,000 (a loss on sale benefit under the Company’s relocation program), and (c) $137,289 (the tax gross-upon the loss on sale benefit).

(15)	Represents a one-time discretionary cash bonus of $50,000 paid to Mr. Zhu on April 15, 2011 in recognition of his tenure as interim chief financial officer.

(16)	Represents Mr. Gillette’s contractual equity grants for 2009 and 2010 of 80,078 restricted stock units at a market price of $109.45, both of which were granted on March 24, 2010. The vesting schedule for the “2009 award” was 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date of March 24, 2010. The vesting schedule for the “2010 award” was 25% per year commencing on the second anniversary of the grant date of March 24, 2010. Mr. Gillette’s employment with us ended on October 25, 2011 and pursuant to his Separation Agreement and General Release, we accelerated the vesting of 18,018 restricted stock units (8,008 of the “2009 award” and 10,010 of the “2010 award”). The remaining restricted stock units (24,023 of the “2009 award”, and 30,029 of the “2010 award”) were forfeited.

(17)	Includes a fully vested, stock sign-on grant on October 12, 2009 of 20,313 shares at a market price of $160.00 per share as of that date and a new hire grant of 40,625 restricted stock units at a market price of $160.00, which vested on October 12, 2011.

(18)	Represents a new hire grant of 14,976 restricted stock units on April 4, 2011 at a market price of $156.26 per share. The restricted stock units for these grants vest ratably over four years 25% per year, commencing on the first anniversary of the date of grant, with one year’s additional vesting afforded in the event of in-service death. Of the total grant value ($2,340,150), $1,840,150 was intended to compensate Mr. Widmar for the value of forfeited equity compensation with his prior employer, and $500,000 was offered as an inducement to Mr. Widmar.

(19)	Represents a long-term incentive grant of 6,721 restricted stock units and a retention grant of 10,000 restricted stock units on March 22, 2011 at a market price of $149.00 per share. The restricted stock units for these grants vest ratably over four years 25% per year, commencing on the first anniversary of the date of grant, with one year’s additional vesting afforded in the event of in-service death. On September 1, 2011, Mr. Brown received an additional grant of 7,500 restricted stock units at a market price of $96.94 per share in connection with his promotion to President, Utility Systems Business Group. The restricted stock units for this grant vest 25% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date, with one year’s additional vesting afforded in the event of in-service death.

(20)	Includes the full value of Mr. Meyerhoff’s Utility Systems Business Performance Share Units award of 22,000 restricted stock units at a market price of $117.45, of which 3,000 units vested in the fourth quarter of 2010, and 16,000 units vested in 2011 under the terms of the award and 2,800 units due to accelerated vesting. The remaining 200 restricted stock units associated with this award forfeited in connection with Mr. Meyerhoff’s termination of employment.

(21)	Represents a new hire grant of 34,084 fully vested stock options with an exercise price of $160.00, the fair market value of our shares on October 12, 2009.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2011. Unless otherwise noted in the table below, the restricted stock units granted in 2011 vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date. No stock options were granted in 2011. The minimum award (at threshold performance) under the cash and equity plan-based award programs was $0.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award Type	Grant Date		Target ($)	Maximum ($)
Michael J. Ahearn	Annual Cash			—	—
Robert J. Gillette	Annual Cash			850,000	1,700,000
Mark R. Widmar	RSU	4/4/2011				14,976	156.26	2,340,150
	Annual Cash			348,000	696,000
James Zhu	RSU	3/22/2011				6,721	149.00	1,001,429
	Annual Cash			151,664	303,328
James G. Brown	RSU	3/22/2011				6,721	149.00	1,001,429
	RSU	3/22/2011				10,000	149.00	1,490,000
	RSU	9/1/2011	(3)			7,500	96.94	727,050
	Annual Cash			360,000	720,000
TK Kallenbach	RSU	3/22/2011				7,583	149.00	1,129,867
	Annual Cash			360,000	720,000
Mary Beth Gustafsson	RSU	3/22/2011				8,616	149.00	1,283,784
	Annual Cash			280,000	560,000
Jens Meyerhoff	RSU	3/22/2011				7,583	149.00	1,129,867
	Annual Cash			466,200	932,400

(1)	For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis — Components of 2011 Executive Compensation” and “Compensation Discussion and Analysis — 2011 Compensation Decisions (By Component) — Cash Incentive Compensation — Annual Bonus Program.”

(2)	The grant date fair value of the stock and option awards was determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 18, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 29, 2012.

(3)	Vests 25% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date, with one year’s additional vesting afforded in the event of in-service death.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option and stock awards held by our named executive officers at December 31, 2011.

	Option Awards						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael J. Ahearn	—	—		—	—	—	—	—		—

Total		—		—				—		—
Robert J. Gillette	10/12/2009	34,084	(3)	—	160.00	10/12/2019	—	—		—

Total		34,084		—				—		—
Mark R. Widmar	—	—		—	—	—	4/4/2011	14,976	(4)	505,590

Total		—		—				14,976		505,590
James Zhu	7/30/2007	1,174		—	120.28	7/30/2014	4/28/2008	1,417		47,838
							4/27/2009	3,236		109,247
							3/24/2010	4,004		135,175
							3/22/2011	6,721	(4)	226,901

Total		1,174		—				15,378		519,161
James G. Brown	—	—		—	—	—	4/28/2008	1,681		56,751
							4/27/2009	528		17,825
							3/24/2010	4,004		135,175
							3/22/2011	6,721	(4)	226,901
							3/22/2011	10,000	(4)	337,600
							9/1/2011	7,500	(5)	253,200

Total		—		—				30,434		1,027,452
TK Kallenbach	—	—		—	—	—	12/14/2009	6,058	(6)	204,518
							3/22/2011	5,687	(4)(6)	191,993

Total		—		—				11,745		396,511
Mary Beth Gustafsson	—	—		—	—	—	10/27/2008	3,200		108,032
							4/27/2009	4,614		155,769
							3/24/2010	6,604		222,951
							3/22/2011	8,616	(4)	290,876

Total		—		—				23,034		777,628
Jens Meyerhoff	—	—		—	—	—	—	—		—

Total		—		—				—		—

(1)	Unless otherwise noted in the table above, the restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, commencing on the first anniversary of the grant date, subject to the named executive officer’s continued employment with us.

(2)	The market value was calculated using the closing market price of our common stock on December 31, 2011 of $33.76.

(3)	These options were fully vested upon issuance. Mr. Gillette has three years from his termination date of October 25, 2011 in which to exercise the vested options.

(4)	The restricted stock units vest 25% annually, subject to the named executive officer’s continued employment with us.

(5)	The restricted stock units vest 25% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date, subject to the named executive officer’s continued employment with us.

(6)	The outstanding shares were forfeited immediately after December 31, 2011 in connection with Mr. Kallenbach’s termination of employment.

Option Exercises and Stock Vested

The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended December 31, 2011 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Ahearn	—	—	—	—
Robert J. Gillette(3)	—	—	66,651	4,301,155
Mark R. Widmar	—	—	—	—
James Zhu	—	—	12,506	1,546,808
James G. Brown	—	—	2,017	290,970
TK Kallenbach(4)	—	—	7,955	267,622
Mary Beth Gustafsson	—	—	4,791	546,027
Jens Meyerhoff(5)	18,751	1,122,298	41,327	4,089,222

(1)	Value reflects the market value of our common stock at exercise less the exercise price.

(2)	Value reflects the market value of our common stock on the vesting date. For a description of vesting of restricted stock units see “Compensation Discussion and Analysis — Components of 2011 Executive Compensation” and “Compensation Discussion and Analysis — 2011 Compensation Decisions (By Component) — Equity-Based Compensation.”

(3)	Includes 18,018 shares with a fair market value of $779,639, the vesting of which accelerated under the terms of Mr. Gillette’s employment agreement in connection with his employment termination on October 25, 2011.

(4)	Includes 4,925 shares with a fair market value of $166,268, the vesting of which accelerated under the terms of Mr. Kallenbach’s employment agreement in connection with his employment termination on December 31, 2011.

(5)	Includes 10,216 shares with a fair market value of $645,753; 2,800 shares ($176,988) from the Utility Systems Business Performance Share Unit grant, the vesting of which the compensation committee accelerated; and 7,416 shares ($468,765) the vesting of which accelerated under the terms of Mr. Meyerhoff’s employment agreement in connection with his employment termination on September 30, 2011.

Pensions and Nonqualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements (other than such arrangements, disclosed elsewhere in this proxy statement) that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.

Employment Agreements and Arrangements

Michael J. Ahearn

Effective as of October 26, 2011, we entered into an employment agreement with Mr. Michael J. Ahearn, our chairman, to serve as our chairman and interim chief executive officer. Under the terms of his employment agreement, during 2011 Mr. Ahearn was entitled to an annual base salary as described under “2011 Compensation

Decisions (By Component) — Base Salary” (subject to annual increases at our discretion). Mr. Ahearn is not entitled to any additional payments in respect of his service as a director of the Company. Our employment agreement provides that Mr. Ahearn is eligible to receive an annual bonus based on Company and/or individual performance to the extent eligibility and standards for earning a bonus are established. However, Mr. Ahearn does not participate in the 2012 annual bonus program and the compensation committee does not, as of this date, anticipate paying Mr. Ahearn a bonus for his 2012 service in this interim role. Mr. Ahearn is also eligible for standard employee benefits and 4 weeks vacation. Our employment agreement with Mr. Ahearn provides that, in the event Mr. Ahearn’s employment is terminated by us without cause, no severance benefits are payable. In addition to his employment agreement with us, Mr. Ahearn is subject to a separate confidentiality agreement.

Robert J. Gillette

Effective as of October 1, 2009, we entered into an employment agreement with Mr. Robert J. Gillette, our then chief executive officer and a member of the board of directors. On October 25, 2011, Mr. Gillette’s employment as our chief executive officer terminated without cause and he resigned, effective as of that date, from the board of directors. Under the terms of his employment agreement, Mr. Gillette is eligible to receive the following: (i) a lump sum cash severance payment equal to two years of his annual base salary, which was then $850,000; (ii) continued medical benefits until the earlier of two years following termination and Mr. Gillette’s coverage under any other medical benefits plan; (iii) a three-year post termination exercise period for 34,084 fully vested stock options granted on his employment start date with a per-share exercise price of $160, the fair market value of the shares on the date of grant, and (iv) an additional one year of service credit for purposes of determining vesting of his other equity-based compensation awards (which will remain exercisable for one year plus 90 days after such employment termination). He also was entitled to payment of his earned and unused (and unforfeited) vacation. The employment agreement further provided that Mr. Gillette must sign a release in favor of the Company in order to receive severance payments.

In addition to the foregoing, the Company agreed to pay Mr. Gillette a pro rata 2011 bonus (at such time as bonuses were made to other associates) in exchange for Mr. Gillette’s agreement to extend the restricted period in his non-competition and non-solicitation agreement (which provides that Mr. Gillette will not compete with the Company or solicit Company associates during the restricted period) from two years to three years, although no such 2011 bonus was payable. Severance benefits were subject to Mr. Gillette’s execution of a release in favor of the Company. Mr. Gillette also remains subject to a separate confidentiality agreement. Mr. Gillette signed the release, received his lump sum severance payment and continues to receive other severance benefits.

Mark R. Widmar

Effective as of April 4, 2011, we entered into an employment agreement with Mr. Mark R. Widmar, our chief financial officer. Under the terms of his employment agreement, during 2011 Mr. Widmar was entitled to an annual base salary as described under “2011 Compensation Decisions (By Component) — Base Salary” (subject to such clawbacks as may be required by law) and other senior level incentive programs (with any equity incentive programs subject to such clawbacks as may be required by law), standard employee benefits and four weeks of vacation per year. The Company also provided Mr. Widmar with the following additional compensation: (i) a one-time cash sign-on bonus of $262,800 (in respect of forfeited incentive pay at his prior employer), (ii) a one-time cash payment of $296,000, grossed up for income and employment taxes (to mitigate the loss from the sale of his home in connection with his move to the Company’s Tempe headquarters under the Company’s relocation program) and (iii) a one-time sign-on / new hire equity award of restricted stock units having an aggregate market value on the date of grant of $2,340,000 ($1,840,000 of which was intended to compensate Mr. Widmar for forfeited compensation from his former employer), which award vests ratably over four years 25% per year, commencing on the first anniversary of the date of grant. We note that the Company’s relocation program is not an executive only program and that the gross-up provided under this program is intended to fully reimburse participants who relocate at the Company’s request for their full out of pocket costs.

Our employment agreement with Mr. Widmar provides that, in the event Mr. Widmar’s employment is terminated by us without cause, Mr. Widmar will receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of equity-based compensation awards (which equity will remain exercisable for one year plus 90 days after such employment termination). The additional vesting described in (iii) above also applies if Mr. Widmar’s employment terminates due to his death or disability. In the event of termination of Mr. Widmar’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Widmar must sign a release in favor of the Company order to receive severance payments.

Mr. Widmar is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Widmar will not compete with the Company or solicit Company associates during the one year period after termination of his employment (the period after the respective termination date of an employee by the Company, such employee’s “Restricted Period”).

Mr. Widmar has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

James Zhu

Effective as of December 1, 2008, we entered into an amended and restated employment agreement with Mr. James Zhu, which was further amended to reflect his promotion to vice president, corporate controller. Effective November 2, 2009, Mr. Zhu was promoted to chief accounting officer. Effective December 7, 2010, Mr. Zhu’s title was amended to senior vice president, chief accounting officer. Effective January 1, 2011, Mr. Zhu was appointed to serve as the Company’s interim chief financial officer, which position he held until Mr. Widmar joined the Company. During 2011 Mr. Zhu was entitled to an annual base salary as described under “2011 Compensation Decisions (By Component) — Base Salary” (subject to annual increases at our discretion), the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 50%, standard employee benefits and three weeks of vacation per year.

Our employment agreement with Mr. Zhu provides that, in the event Mr. Zhu’s employment is terminated by us without cause, Mr. Zhu will receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, reduced by Mr. Zhu’s earnings during the severance period (such reduction, the “Zhu mitigation clause”), (ii) a lump sum payment equal to the prior year’s bonus payment, (iii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iv) an additional one year of service credit for purposes of determining vesting of equity-based compensation awards (which equity will remain exercisable for one year after such employment termination). The additional vesting described in (iv) above also applies if Mr. Zhu’s employment terminates due to his death or disability. In the event of termination of Mr. Zhu’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Zhu must sign a release in favor of the Company in order to receive severance payments.

Mr. Zhu is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Zhu will not compete with the Company or solicit Company associates during a Restricted Period.

When we announced our long-term strategic plan, we also announced that Mr. Zhu’s employment with us would end effective May 1, 2012. In connection therewith, the Company has agreed it will waive the mitigation clause in exchange for Mr. Zhu’s agreement to extend the applicable Restricted Period from one year to two years.

James G. Brown

Effective as of December 1, 2008, we entered into an amended and restated employment agreement with Mr. James G. Brown, which was further amended effective September 1, 2011 to reflect his promotion to president, utility systems business group (from his former title of senior vice president, project finance). When we announced our long-term strategic plan, we also announced that Mr. Brown’s role changed to president, global business development. Mr. Brown is currently serving as executive vice president, global business development. During 2011 Mr. Brown was entitled to an annual base salary as described under “2011 Compensation Decisions (By Component) — Base Salary” (subject to annual increases at our discretion), the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 80%, standard employee benefits and four weeks of vacation per year.

Our employment agreement with Mr. Brown provides that, in the event Mr. Brown’s employment is terminated by us without cause, Mr. Brown will receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, reduced by Mr. Brown’s earnings during the severance period, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer and (iii) an additional one year of service credit for purposes of determining vesting of equity-based compensation awards (which equity will remain exercisable for one year after such employment termination). The additional vesting described in (iii) above also applies if Mr. Brown’s employment terminates due to his death or disability. In the event of termination of Mr. Brown’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Brown must sign a release in favor of the Company in order to receive severance payments.

Mr. Brown is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Brown will not compete with the Company or solicit Company associates for the Restricted Period.

In connection with his initial employment with us, Mr. Brown entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change in Control — Potential Payments upon a Change in Control — Change in Control Severance Agreements.”

TK Kallenbach

Effective as of December 14, 2009, we entered into an employment agreement with Mr. T.L. (“TK”) Kallenbach to serve as our executive vice president, marketing and product management, which was further amended effective February 22, 2011 to reflect his promotion to president, components business group. Under the terms of this agreement, during 2011 Mr. Kallenbach was entitled to an annual base salary as described under “2011 Compensation Decisions (By Component) — Base Salary”, the opportunity to participate in the Company’s annual bonus program with a target annual bonus of 80%, standard employee benefits and four weeks of vacation per year.

When we announced our long-term strategic plan in December 2011, we also announced that Mr. Kallenbach’s employment would end on December 31, 2011. Under the terms of his employment agreement, Mr. Kallenbach is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination, (ii) continued medical benefits until the earlier of one year following termination and his coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of equity-based compensation awards (which equity will remain exercisable for one year plus 90 days after such employment termination). Mr. Kallenbach was also entitled to payment of his earned and unused (and unforfeited) vacation. Severance benefits were subject to Mr. Kallenbach’s execution of a release in favor of the Company.

Mr. Kallenbach is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Kallenbach will not compete with the Company or solicit Company associates during a one year Restricted Period. Mr. Kallenbach has signed his release and is receiving severance benefits.

Mary Beth Gustafsson

On February 20, 2009, we entered into an employment agreement with Ms. Mary Beth Gustafsson, in connection with her service as our vice president and general counsel. This employment agreement was amended in July 2009 to provide for the accelerated vesting in full of her new-hire equity in the event her employment terminated without cause and amended again in November 2009 to reflect Ms. Gustafsson’s promotion to executive vice president and her assumption of the corporate secretary function at that time. Under the terms of her employment agreement, during 2011 Ms. Gustafsson was entitled to an annual base salary as described under “2011 Compensation Decisions (By Component) — Base Salary” (subject to annual increases at our discretion), the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of 70% of her annual base salary, standard health benefits and four weeks of vacation per year.

Our employment agreement with Ms. Gustafsson provides that in the event Ms. Gustafsson’s employment is terminated by us without cause, Ms. Gustafsson will receive the following: (i) severance equal to one year of her annual base salary, payable over the 12-month period following termination of employment, reduced by Ms. Gustafsson’s earnings during the severance period (ii) continued medical benefits until the earlier of one year following termination and her coverage under the medical benefit plan of another employer, (iii) full vesting of the unvested portion of Ms. Gustafsson’s new-hire equity grant (which fully vests in 2012) and (iv) an additional one year of service credit for purposes of determining vesting on her other equity-based compensation awards (which equity will remain exercisable for 90 days following her termination of employment or such longer period as may be provided by the applicable award agreement). The additional vesting described in (iv) above also applies if Ms. Gustafsson’s employment terminates due to her death or disability. In the event of termination of Ms. Gustafsson’s employment for any reason, she is entitled to payment of her earned and unused (and unforfeited) vacation. Ms. Gustafsson must sign a release in favor of the Company in order to receive severance payments.

Ms. Gustafsson is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Ms. Gustafsson will not compete with the Company or solicit Company associates during a one year Restricted Period.

Ms. Gustafsson has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Potential Payments Upon a Change in Control — Change in Control Severance Agreements” and discussed at “Compensation Disclosure and Analysis — Change in Control Agreements.”

Jens Meyerhoff

Effective as of December 30, 2008, we entered into an amended and restated employment agreement with Mr. Jens Meyerhoff to serve as our chief financial officer. The employment agreement was amended in July 2009 to provide for accelerated vesting in full of his new hire equity grant upon a termination of employment without cause and amended again effective as of July 1, 2010 to reflect Mr. Meyerhoff’s assumption of the role of president, utility systems business. In connection with Mr. Meyerhoff’s assumption of his new role, we also granted 22,000 performance units, as described in more detail in “Compensation Discussion and Analysis — 2011 Executive Compensation Decisions (By Component) — Equity Based Compensation — Mr. Meyerhoff’s 2010 Equity Award (Utility Systems Business Performance Units).”

On August 17, 2011, the Company announced that Mr. Meyerhoff would leave the Company on September 30, 2011 (and that Mr. Brown would transition into the role of president, utility systems business). Under the terms of his employment agreement, Mr. Meyerhoff is eligible to receive the following: (i) severance equal to two years of his annual base salary, payable over the 24-month period following termination of employment, reduced by Mr. Meyerhoff’s earnings during the severance period (such reduction, the “Meyerhoff mitigation clause”) (ii) continued medical benefits for two years following termination, (iii) full vesting of the unvested portion of Mr. Meyerhoff’s new hire option grant (which options will remain exercisable for one year plus 90 days after his employment termination) and (iv) an additional one year of service credit for purposes of determining vesting on his other equity-based compensation awards (which will remain exercisable for one year plus 90 days after his employment termination) other than the 22,000 restricted share units described in “Compensation Discussion and Analysis — 2011 Executive Compensation Decisions (By Component) — Equity Based Compensation — Mr. Meyerhoff’s 2010 Equity Award (Utility Systems Business Performance Units).” He was also entitled to payment of his earned and unused (and unforfeited) vacation. Severance benefits were subject to Mr. Meyerhoff’s execution of a release in favor of the Company.

In connection with Mr. Meyerhoff’s transition, the Company agreed to waive the Meyerhoff mitigation clause in exchange for Mr. Meyerhoff’s agreement to extend the restricted period in his non-competition and non-solicitation agreement (which provides Mr. Meyerhoff will not compete with the Company or solicit Company associates during the restricted period) from twenty-four to thirty-six months following employment termination. In connection therewith, the compensation committee also agreed to pay Mr. Meyerhoff a pro-rata 2011 bonus, although no such bonus was payable. In addition to the amended non-competition and non-solicitation agreement, Mr. Meyerhoff remains subject to a separate confidentiality agreement. Mr. Meyerhoff signed the release and continues to receive severance benefits.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment (Other Than in the Context of a Change in Control)

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment and, in the case of Messrs. Gillette, Meyerhoff and Kallenbach, the actual amounts of such payments. The amount of compensation payable to each named executive officer upon involuntary termination without cause and termination due to disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. Unless noted below, for purposes of the calculations below, we have used a share value of $33.76 per share, which was the closing price of our common stock on December 30, 2011, the last trading day in 2011. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. None of the named executive officers are entitled to compensation upon a termination for cause (except for the value of any earned and unused (and forfeited) vacation).

For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation or similar requirements, see “Compensation Discussion and Analysis — Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Involuntary Not for Cause Termination ($)		Termination Due to Death or Disability ($)
Michael J. Ahearn
Cash Severance	—		—
Health Coverage	—		—
Equity Treatment	—		—

Total	—		—
Robert J. Gillette
Cash Severance	1,700,000	(1)	—
Health Coverage	21,548	(2)	—
Equity Treatment	779,639	(3)	—

Total	2,501,187		—
Mark R. Widmar
Cash Severance	783,000	(4)	348,000	(8)
Health Coverage	16,976	(2)	—
Equity Treatment	126,397	(5)	126,397	(5)

Total	926,373		474,397
James Zhu
Cash Severance	653,896	(4)(6)	151,664	(8)
Health Coverage	10,774	(2)	—
Equity Treatment	174,809	(5)	174,809	(5)

Total	839,479		326,473

Name	Involuntary Not for Cause Termination ($)		Termination Due to Death or Disability ($)
James G. Brown
Cash Severance	810,000	(4)(7)	360,000	(8)
Health Coverage	16,976	(2)	—
Equity Treatment	237,637	(5)	237,637	(5)

Total	1,064,613		597,637
TK Kallenbach
Cash Severance	481,154	(1)	—
Health Coverage	11,741	(2)	—
Equity Treatment	166,268	(3)	—

Total	659,163		—
Mary Beth Gustafsson
Cash Severance	680,000	(4)(7)	280,000	(8)
Health Coverage	16,976	(2)	—
Equity Treatment	288,412	(5)	288,412	(5)

Total	985,388		568,412
Jens Meyerhoff
Cash Severance	1,036,000	(1)	—
Health Coverage	19,056	(2)	—
Equity Treatment	645,753	(3)	—

Total	1,700,809		—

(1)	Represents the lump sum severance payment to Mr. Gillette and the aggregate severance payments over the severance period to Mr. Meyerhoff (2 years) and Mr. Kallenbach (1 year), plus accrued but unused vacation; does not include any amount in respect of 2011 bonus because no 2011 bonuses were paid.

(2)	Represents maximum aggregate value of continued health benefit coverage based on 2012 costs for this benefit, to be provided over the health benefit continuation period, which period for Messrs. Gillette and Meyerhoff is 24 months and for all other executives with this benefit 12 months, or (except for Mr. Meyerhoff) such earlier date that the executive obtains coverage under the medical benefits plan of a subsequent employer.

(3)	Represents the fair market value of the shares that vested in accordance with the equity acceleration provisions of their employment agreements on the date of employment termination as follows: Mr. Gillette, 18,018 shares on October 25, 2011; Mr. Meyerhoff, 10,216 shares on September 30, 2011 (2,800 shares from the utility systems business performance grant, the vesting of which the compensation committee accelerated, and 7,416 shares the vesting of which accelerated under the terms of Mr. Meyerhoff’s employment agreement in connection with his employment termination); and Mr. Kallenbach, 4,925 shares on December 31, 2011.

(4)	Estimates based on aggregate payments to be made over a 12 month severance period as provided under the terms of the executive’s employment agreement. Includes cash bonus calculated at target because, under the terms of the bonus program, the bonus is earned and payable to any associate who is employed on the last day of the year. However no 2011 bonuses were paid.

(5)	Estimates based on aggregate value of 12 months acceleration of the vesting of equity-based compensation on December 31, 2011, as provided under the terms of the executive’s employment agreement.

(6)	Severance payments shall be reduced by any compensation that the executive earns from employment during the respective severance period following such termination of employment. The Company has agreed it will waive the Zhu mitigation clause in exchange for Mr. Zhu’s agreement to extend the restricted period from one year to two years.

(7)	Severance payments are reduced by any compensation that the executive earns from employment during the respective severance period following such termination of employment.

(8)	Our 2011 annual bonus plan requires that all associates be employed through the end of the calendar year with the following exceptions: retirement, death and long-term disability. These exceptions allow eligibility for a pro-rated award based on days of service completed during the performance year. Calculation assumes a target payout of 1x.

Potential Payments Upon a Change in Control

Consequences of change in control under equity-based compensation plans

2010 Omnibus Incentive Compensation Plan (and 2006 Omnibus Incentive Compensation Plan).    The 2010 Omnibus Plan (and its predecessor, the 2006 Omnibus Incentive Compensation Plan) provide that, unless otherwise provided in an award agreement, or unless provision is made in connection with the change of control (as defined below) for assumption of, or substitution for, awards previously granted, in the event of a change of control, any equity awards outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control, and cash incentive awards will be paid out as if the change of control date were the last day of the performance period and assuming target level of performance and all other awards will be deemed exercisable.

The term “change of control” in the 2010 Omnibus Plan (and the 2006 Omnibus Plan) is defined generally as the occurrence of any of the following events:

•	during any period of 24 consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•

the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets, subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

2003 Unit Option Plan.    The 2003 Plan permits the Company to accelerate the exercisability and vesting of options in the event of a change in control, but does not require the Company to do so. In February 2012, the Company terminated the 2003 Unit Option Plan. Such termination does not affect outstanding awards. Only three individuals hold options under the 2003 Unit Option Plan, none of whom are executive officers.

Change in Control Severance Agreements

The Company has entered into change in control severance agreements, referred to as the CIC Agreements, with its executive officers and certain senior management, including each of its named executive officers presently employed by us other than Mr. Ahearn and Mr. Zhu. Under the CIC Agreements, if a change in control (substantially as defined in the 2010 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Executives who are party to a CIC Agreement will also be entitled to severance payments and benefits if the executive’s employment with the Company is terminated in anticipation of a change in control or if, during the two-year period after a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the executive’s annual base salary (without regard to any reduction giving rise to good reason) and (ii) the greater of —

•	the executive’s target annual bonus for the year of termination; and

•

the average of the annual cash bonuses payable to the executive by us in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed;

•	a pro-rated target annual bonus;

•	the continuation of, or reimbursement for, welfare and fringe benefits for 18 months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 limit).

To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

In addition to the foregoing, in accordance with the CIC Agreements entered into prior to 2011, the Company will make tax “gross-up” payments to certain executives to cover any excise taxes that may be imposed under Section 280G of the Code in connection with qualifying termination payments (including the acceleration of equity-based, long-term incentive and cash compensation upon a change in control) unless the value of the payments and benefits in connection with the change in control does not exceed by more than 10% of the maximum amount payable without triggering any such taxes, in which case the payments and benefits will be reduced to such maximum amount.

The table below shows the amounts that would be payable to each of the named executive officers who is party to a CIC Agreement in the event of a qualifying termination following a change in control, if a change of control and the qualifying termination had occurred on December 31, 2011, using a share value of $33.76 per share, which was the closing price of our common stock on December 30, 2011, the last trading day in 2011. The Company has not entered into CIC Agreements with Mr. Ahearn and Mr. Zhu and accordingly they are not represented on the table. We note that Mr. Kallenbach, while listed on the table below, is no longer eligible for benefits under his CIC Agreement, because his employment terminated on December 31, 2011 and no change in control had occurred on or before that date. Messrs. Gillette and Meyerhoff are not listed on the table below because their employment terminated before December 31, 2011.

The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name(1)	Cash Severance Payment Amount ($)(2)	Value of Accelerated Equity Awards ($)(3)	Estimated Value of Medical and Welfare Benefits ($)(4)	Estimated Value of Outplacement Assistance ($)(5)	Estimated Value of 280G Gross-up Payment ($)(6)	Total ($)
Mark R. Widmar	1,914,000	1,995,590	26,974	20,000	—	3,956,564
James G. Brown	1,980,000	2,458,452	26,999	20,000	1,794,057	6,279,508
TK Kallenbach(7)	—	—	—	—	—	—
Mary Beth Gustafsson	1,643,583	2,273,628	26,916	20,000	1,741,598	5,705,725

(1)	Messrs. Gillette and Meyerhoff are not listed on this table because their employment terminated before December 31, 2011.

(2)

The Company will pay the executive an amount equal to two times the sum of (A) the executive’s annual base salary (without regard to any reduction giving rise to good reason) and (B) the greater of (i) the annual bonus and (ii) the average of the annual cash bonuses payable to the executive in respect of the three (3) calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three (3) full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he/she has been employed. Further, the Company will pay the executive an amount equal to the product of (A) the executive’s annual bonus and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year containing the termination date that the executive was employed by the Company or any affiliate, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the release effective date.

(3)	Vesting of equity awards is a “single-trigger” benefit; the awards vest upon a change in control and include the 2011 Performance Equity Program target for purposes of the CIC table above. No equity awards were actually granted under the 2011 Performance Equity Program.

(4)	Estimated value of 18 months continued medical and welfare benefits based on 2012 costs for these benefits.

(5)	Assumes a maximum payment of $20,000 which may be made for outplacement assistance.

(6)	Assumes the highest applicable Federal, state and local income tax rates and includes the 2011 bonus at target percentage and the 2011 Performance Equity Program target for purposes of the CIC table above. No bonus was paid for 2011 and no equity awards were actually granted under the 2011 Performance Equity Program.

(7)	Mr. Kallenbach’s employment with us terminated on December 31, 2011. Because no change in control had occurred on or before that date, he was not eligible for change in control payments.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of nine nominees. Information about these nominees is provided above under the heading “Directors.” Each of the nominees, other than Richard D. Chapman and George A. (“Chip”) Hambro, is currently serving as a director of the Company. The persons appointed in the enclosed proxy intend to vote such proxy for the election of each of the nine nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the annual meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless you have withheld authority.

Nominees

The Board of Directors has nominated for election to the Board of Directors the following nine nominees:

Michael J. Ahearn

Richard D. Chapman

George A. Hambro

Craig Kennedy

James F. Nolan

William J. Post

J. Thomas Presby

Paul H. Stebbins

Michael Sweeney

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. During fiscal years 2009, 2010, and 2011, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

STOCKHOLDER PROPOSAL NO. 1:

MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

California State Teachers’ Retirement System Investments (CalSTRS) has advised us that it intends to submit the proposal set forth below for consideration at our annual meeting.

BE IT RESOLVED:    That the shareholders of First Solar, Inc., hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, will establish a challenging vote standard for board nominees, and will improve the performance of individual directors and the entire board. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of utmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholders’ role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

We remain committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our shareholders. The proponent makes a generic, one-size-fits-all argument with respect to director elections that is neither necessary nor appropriate for us. After careful consideration, we have determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of the Company or its shareholders. We therefore recommend that you vote AGAINST this proposal.

Our Current Process Elects Highly Qualified Directors

Adoption of a strict majority voting standard seems especially unwarranted and unnecessary in our case because we have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of First Solar and our shareholders. The Board maintains a Nominating and Governance Committee that consists entirely of independent directors, and all of the members of the Board, other than our Chairman and interim Chief Executive Officer, are independent. The Nominating and Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. As a result of these practices, our shareholders have consistently elected, by strong majorities, highly qualified directors with a diverse set of experiences, qualifications, attributes and skills, substantially all of whom have been “independent” within standards adopted by the NASDAQ. Because our shareholders have a history of electing highly-qualified and independent directors using our current voting system, a change in the director election process is not necessary to improve our corporate governance.

The Proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld”, is improbable — especially in light of our past voting results. First Solar’s stockholders have an excellent history of electing strong and independent directors. At last year’s Annual Meeting of Shareholders, each of the current nominees received an affirmative vote of greater than 90% of the shares voted. Changing our current voting system to strict majority voting would have had no effect on director elections in any election since our initial public offering in 2006. As a result, the outcome of director elections in these years would not have been any different under a majority voting standard. The Board believes that the votes over this period reflect our shareholders’ confidence in the Board and in the strong corporate governance protections the Board has implemented.

The Shareholder Proposal May Adversely Impact Us

The majority voting standard suggested by the Proponent creates the potential for “failed elections” in an uncontested election where a nominee does not receive a majority of the votes cast. A failed election would either result in the existing director continuing to serve as a holdover director or create a vacancy for the Board to fill. It is possible that the Board could be faced with a potentially large number of vacancies at one time that could adversely affect our ability to comply with applicable NASDAQ listing standards or federal securities law requirements regarding qualified Audit and Compensation Committees, the number of independent directors and financial experts. Similarly, the majority voting standard could leave the Board with an insufficient number of directors to conduct business or perform its duties. We do not believe such a result furthers shareholder democracy. By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of directors is elected at each annual meeting of shareholders and that we can remain in compliance with the applicable NASDAQ listing standards and federal securities laws.

A further complication is the NASDAQ’s broker non-vote rule, which prohibits a broker from voting a customer’s shares in a director election when the stockholder customer has provided no direction to the broker, thus effectively reducing the total number of shares voted for directors.

The Board is also concerned that the majority vote requirement sought by the proposal could result in undue influence of certain activist shareholders whose interests and agenda may differ from those of our shareholders generally. The solar energy sector faces many obstacles in the coming few years. We expect our directors to support policies that are in the long-term best interests of First Solar and our shareholders, even if such choices could lead to “withhold” vote campaigns against qualified directors. As a Board, we strongly believe that a stringent majority voting policy, and the potential distraction that ensues therefrom, does not enhance the ability of our directors to act in the long-term best interests of First Solar and our shareholders.

The Shareholder Proposal Creates Uncertainty

The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent, including with respect to the NASDAQ’s broker non-vote rule. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. For example, Congress decided not to mandate majority voting as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We do not believe that our interests, or our shareholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served First

Solar well to date. If the need arises in the future with respect to either a particular vote or a series of votes in which one or more directors receives a particularly low percentage of votes cast, the Board will, of course, consider all available facts and take action that is most appropriate given these facts.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

Recommendation

Our board of directors recommends a vote “AGAINST” the adoption of this shareholder proposal.

STOCKHOLDER PROPOSAL NO. 2:

BOARD DIVERSITY

The Church Pension Fund has advised us that it intends to submit the proposal set forth below for consideration at our annual meeting.

Board Inclusiveness

WHEREAS:

In response to the recent corporate scandals, the U.S. Congress (Sarbanes-Oxley Act), the stock exchanges and the Securities and Exchange Commission each have taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence. We believe that in order to achieve such independence it is necessary for corporations to abandon the insularity that has all too often characterized boards in the past.

As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. A number of corporations have included their commitment to board diversity (by sex and race) in the Charter for their nominating committee (a charter now being required for NYSE and NASDAQ listed companies). We believe that the judgments and perspectives that woman and members of minority groups bring to board deliberations improve the quality of board decision making, are likely to reduce the insularity of the board, and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide. Further, we believe that diverse boards will be more effective at responding to social issues and stakeholder concerns than non-diverse boards. The Council of Institutional Investors has stated that “board nominating committee charters, or the equivalent, should encourage consideration of diversity in terms of background, experience, age, race, gender, ethnicity and culture” (Source: http://www.cci.org/BoardDiversity, accessed 12/03/2010).

Underscoring the importance of this issue, the Securities and Exchange Commission has adopted a rule that requires “disclosure of whether, and if so, how, a nominating committee considers diversity in identifying nominees for director. If the nominating committee or the board has a policy with regard to the consideration of diversity in identifying director nominees, the final rules require disclosure of how this policy is implemented and how the nominating committee or the board assesses the effectiveness of its policy.” (Source: http://www.sec.gov/news/press/2009/2009-268.htm).

WHEREAS:

First Solar currently has a distinguished board of eight persons, all of whom are males;

We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

RESOLVED that the shareholders request the Board:

1.	In connection with its search for suitable Board candidates to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

2.	To publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

3.	To report to shareholders, at reasonable expense, by September 2012:

a.	On its efforts to encourage diversified representation on the board.

b.	Whether, in the nominating committee’s charter or its procedures, diversity is included as a criterion in selecting the total membership of the Board.

SUPPORTING STATEMENT

We urge the Board to enlarge its search for qualified members by casting a wider net.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors and the Nominating and Governance Committee believe that the Company’s existing director nominating process is designed to identify the best possible nominees for the Board, regardless of the nominees’ gender, racial background, religion, ethnicity or other classification. Although the Board agrees with the merits of achieving diversity throughout the Company, the Board believes that the proposal could impede the Board’s ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs. We therefore recommend that you vote AGAINST this proposal.

The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s personal capabilities and qualifications fit the Company’s needs and meet the requirements of the position. As stated above, the Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law.

Similarly, the Company’s employment policies apply equally to the Nominating and Governance Committee’s search for and evaluation of candidates for Board membership. In evaluating prospective Board nominees, the Nominating and Governance Committee considers many factors, including those listed below under “Corporate Governance — Nomination Procedures” to determine whether a candidate’s capabilities will enhance the collective effectiveness of the Board in performing its responsibilities in overseeing a large, complex company and serving the long-term interests of our shareholders.

The Board and the Nominating and Governance Committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. This approach is consistent with amendments that the SEC adopted in late 2009 to its rules governing proxy statement disclosure. The amendments require companies to disclose whether, and if so how, the nominating committee considers diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledges that companies may define diversity in different ways. The SEC states:

“We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments.”

The Board and the Nominating and Governance Committee are supportive of qualified candidates who would provide the Board with greater diversity, but believe that the shareholder proposal provides an inappropriate method for increasing Board diversity. The Board believes it is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances. The Board believes that the Company’s existing nominating process, including the factors considered by the Nominating and Governance Committee in evaluating director candidates, is appropriate for the discharge of the Board’s fiduciary obligations to the Company’s shareholders. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would undermine the Company’s holistic evaluation of candidates, unduly restrict the Nominating and Governance Committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

Recommendation

Our board of directors recommends a vote “AGAINST” the adoption of this shareholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 31, 2011, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% stockholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2013 proxy statement must submit the proposal so that it is received by us no later than December 12, 2012. Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of stockholders, our bylaws require that the stockholder notify us in writing on or before February 22, 2013, but no earlier than January 23, 2013, to be included in our materials relating to that meeting. Proposals received after February 22, 2013 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the stockholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would need to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is comprised of three non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee was formed by a resolution of the board of directors on October 3, 2006 and held eight meetings during 2011.

The Audit Committee operates under a written Audit Committee Charter that was approved by the Audit Committee and approved by the board.

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2011 (the “Audited Financial Statements”). The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee
J. Thomas Presby (Chair) Craig Kennedy Paul H. Stebbins

DIRECTIONS TO THE 2012 ANNUAL MEETING OF STOCKHOLDERS

From North

Take I-17 South towards Tucson. Merge onto I-10 East via the exit on the left towards Globe/Tucson. Exit at 40th Street. Turn right onto South 40th Street and left onto east Cotton Center Boulevard. Desert Willow will be on your left.

From Tucson (South)

Take I-10 West towards Phoenix and exit at Broadway Road. Turn left onto Broadway Road and left onto South 48th Street. Turn right onto East Cotton Center Boulevard, pass through 1 roundabout and Desert Willow will be on your right.

From East Valley

Take US-60 West, merge onto I-10 West and exit at Broadway Road. Turn left onto Broadway Road and left onto South 48th Street. Turn right onto East Cotton Center Boulevard, pass through 1 roundabout and Desert Willow will be on your right.

From West

Take I-10 East to 40th Street. Turn right onto 40th Street and turn left onto east Cotton Center Boulevard. Desert Willow will be on your left.

From Airport

Go East on East Sky Harbor Boulevard, and merge onto AZ-153 South towards AZ-143 / I-10. Take the University Drive exit on the left and bear left onto East University Drive. Merge onto AZ 143 South. Stay straight towards South 48th Street for 0.2 miles and turn right onto East Cotton Center Boulevard. Desert Willow will be on your right.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. 1:00 Proxies a.m. submitted , Central Time, by the on Internet May 23, or 2012. telephone must be received by Vote by Internet Go to www.envisionreports.com/FSLR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposals 3 and 4. 1. Election of Directors: 04 01 - - Craig Michael Kennedy J. Ahearn 02 05 - - Richard James F D . Nolan . Chapman 03 06 - - George William J A.. Post Hambro + 07 - J. Thomas Presby 08 - Paul H. Stebbins 09 - Michael Sweeney Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 For the box All EXCEPT to the left- and To withhold the corresponding a vote for one numbered or more box(es) nominees, to the mark right. For Against Abstain For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers 3. Stockholder proposal regarding majority voting standard. for LLP the as fiscal the Independent year ending Registered December Public 31, 2012 Accounting . Firm For Against Abstain 4. Stockholder proposal regarding board diversity. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 3 2 0 6 2 1 01GD7E MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — First Solar, Inc. Solicited on Behalf of the Board of Directors for the Annual Meeting, May 23, 2012, Phoenix, Arizona 2012 Annual Meeting of First Solar, Inc. Stockholders May 23, 2012, 9:00 a.m. (Local Time) Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040 The undersigned hereby appoints Michael J. Ahearn and Mary Beth Gustafsson (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, on May 23, 2012, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

First solar IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposals 3 and 4. 1. Election of Directors: 01 - Michael J. Ahearn 02 - Richard D. Chapman 03 - George A. Hambro 04 - Craig Kennedy 05 - James F. Nolan 06 - William J. Post 07 - J. Thomas Presby 08 - Paul H. Stebbins 09 - Michael Sweeney Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 2. Ratification LLP as the Independent of the appointment Registered of PricewaterhouseCoopers Public Accounting Firm for the fiscal year ending December 31, 2012. 4. Stockholder proposal regarding board diversity. For Against Abstain For Against Abstain 3. Stockholder proposal regarding majority voting standard. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01GD8E 1 U P X 1 3 2 0 6 2 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. First solar Proxy — First Solar, Inc. Solicited on Behalf of the Board of Directors for the Annual Meeting, May 23, 2012, Phoenix, Arizona 2012 Annual Meeting of First Solar, Inc. Stockholders May 23, 2012, 9:00 a.m. (Local Time) Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040 The undersigned hereby appoints Michael J. Ahearn and Mary Beth Gustafsson (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at the Desert Willow Conference Center, 4340 East Cotton Center Boulevard, Phoenix, Arizona 85040, on May 23, 2012, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.